Exhibit 10.4

EXECUTION VERSION

CREDIT AGREEMENT

among

THE HERTZ CORPORATION, and

PUERTO RICANCARS, INC.,

as Borrowers

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

GELCO CORPORATION D/B/A GE FLEET SERVICES,
as Administrative Agent, Domestic Collateral Agent and PRUSVI Collateral Agent,

Dated as of
September 22, 2011

BANK OF AMERICA, N.A.,
as Documentation Agent

BANK OF AMERICA, N.A. and GE CAPITAL MARKETS, INC.,
as Joint Lead Arrangers and Bookrunning Managers

i

5.7	No Default	65
5.8	Ownership of Property; Liens	65
5.9	Reserved	65
5.10	No Burdensome Restrictions	65
5.11	Taxes	65
5.12	Federal Regulations	65
5.13	ERISA	65
5.14	Collateral	66
5.15	Investment Company Act; Other Regulations	67
5.16	Reserved	67
5.17	Purpose of Loans	67
5.18	Environmental Matters	67
5.19	No Material Misstatements	68
5.20	Labor Matters	69
5.21	Insurance	69
5.22	Eligible Accounts	69
5.23	Eligible Vehicles	69
5.24	Anti-Terrorism	69

SECTION 6. CONDITIONS PRECEDENT		69

6.1	Conditions to Initial Extension of Credit	69
6.2	Conditions to Each Other Extension of Credit	73

SECTION 7. AFFIRMATIVE COVENANTS		74

7.1	Financial Statements	74
7.2	Certificates; Other Information	76
7.3	Payment of Obligations	77
7.4	Conduct of Business and Maintenance of Existence	77
7.5	Maintenance of Property, Insurance	78
7.6	Inspection of Property; Books and Records; Discussions	78
7.7	Notices	80
7.8	Environmental Laws	81
7.9	Post-Closing Security Perfection	82
7.10	Additional Agents	82
7.11	Existing ABL Facility Event	82

SECTION 8. NEGATIVE COVENANTS		83

8.1	Limitation on Liens	83
8.2	Limitation on Fundamental Changes	84
8.3	Limitation on Sale of Assets	84
8.4	Limitation on Lines of Business	85

SECTION 9. EVENTS OF DEFAULT		85

SECTION 10. THE AGENTS AND THE OTHER REPRESENTATIVES		89

10.1	Appointment	89
10.2	Delegation of Duties	90
10.3	Exculpatory Provisions	90
10.4	Reliance by Agents	90
10.5	Notice of Default	91
10.6	Acknowledgements and Representations by Lenders	91
10.7	Indemnification	92
10.8	Agents and Other Representatives in Their Individual Capacity	92
10.9	Collateral Matters	93
10.10	Successor Agent	94
10.11	Other Representatives	95
10.12	Additional Agent	95
10.13	Withholding Tax	95

SECTION 11. MISCELLANEOUS.		95

11.1	Amendments and Waivers	95
11.2	Notices	98
11.3	No Waiver; Cumulative Remedies	100
11.4	Survival of Representations and Warranties	100
11.5	Payment of Expenses and Taxes	100
11.6	Successors and Assigns; Participations and Assignments	101
11.7	Adjustments; Set-off; Calculations; Computations	106
11.8	Judgment	107
11.9	Counterparts	108
11.10	Severability	108
11.11	Integration	108
11.12	Governing Law	108
11.13	Submission To Jurisdiction; Waivers	108
11.14	Acknowledgements	110
11.15	Waiver Of Jury Trial	110
11.16	Confidentiality	110
11.17	USA Patriot Act Notice	111
11.18	Reserved	112
11.19	Several Liability, Postponement of Subrogation	112
11.20	Electronic Execution of Assignments and Certain Other Documents	112

SCHEDULES
A	Commitments and Addresses
B	Fiscal Periods
5.2	Material Adverse Effect Disclosure
5.4	Consents Required
5.6	Litigation
5.18	Environmental Matters
5.21	Insurance
6.1(f)	Lien Searches
7.2	Website Address for Electronic Financial Reporting

EXHIBITS

A-1	Form of Revolving Credit Note
B-1	Domestic Guarantee and Collateral Agreement
B-2	PRUSVI Guarantee and Collateral Agreement
C	Cash Management Systems
D	[Reserved]
E	Form of U.S. Tax Compliance Certificate
F	Form of Assignment and Acceptance
G	Form of Borrowing Certificate
H	Form of Closing Certificate
I	Form of Borrowing Base Certificate
J-1	Form of Increase Supplement
J-2	Form of Lender Joinder Agreement
K	Form of Puerto Ricancars Termination Certificate

v

CREDIT AGREEMENT, dated as of September 22, 2011, among THE HERTZ CORPORATION, a Delaware corporation (together with its successors and assigns the “Parent Borrower”), PUERTO RICANCARS, INC., a Puerto Rico corporation (“Puerto Ricancars”) (Puerto Ricancars together with the Parent Borrower, being collectively referred to herein as the “Borrowers” and each being individually referred to as a “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (as further defined in Section 1.1, the “Lenders”), GELCO Corporation d/b/a GE Fleet Services, as administrative agent, collateral agent for Collateral owned by the Parent Borrower for the Lenders hereunder and collateral agent for Collateral owned by Puerto Ricancars for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent”, the “Domestic Collateral Agent” and the “PRUSVI Collateral Agent”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, in order to (i) refinance certain existing indebtedness of the Parent Borrower and Puerto Ricancars under the Predecessor Credit Agreement, (ii) acquire, finance or refinance Eligible Vehicles (as herein defined) and (iii) finance the working capital and other business requirements and other general corporate purposes of the Parent Borrower and Puerto Ricancars and their respective Subsidiaries, the Parent Borrower and Puerto Ricancars have requested that the Lenders make the Loans provided for herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS.

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate for an Interest Period of one-month commencing on such date plus 1%.  For purposes hereof:  “Prime Rate” shall mean a rate per annum equal to the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 70% of the 10 largest US banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent).  “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceleration”:  as defined in Section 9(e).

“Account Debtor”:  each Person who is obligated on an Account, chattel paper or a General Intangible.

“Accounts”:  as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all guarantees or collateral for any of the foregoing and (f) all rights relating to any of the foregoing; provided, that, for purposes of the definition of “Eligible Accounts” and Section 3.1 of the Domestic Guarantee and Collateral Agreement and Section 3.1 of the the PRUSVI Guarantee and Collateral Agreement, the defined term “Accounts” with respect to any Person shall also include any other right of or obligation to such person with respect to amounts due to such Person pursuant to any Manufacturer Program arising out of a sale of Eligible Program Vehicles that constitute general intangibles as defined in the UCC.

“Additional Agent”: as defined in Section 10.12.

“Administrative Agent”:  as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 10.10.

“Affected Eurocurrency Rate”:  as defined in Section 4.7.

“Affected Loans”:  as defined in Section 4.9.

“Affiliate”:  as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Administrative Agent, the Domestic Collateral Agent, the PRUSVI Collateral Agent and any Additional Agent.

“Agent Advance”: as defined in Section 2.1(c).

“Aggregate Lender Exposure”:  the aggregate principal amount of all Revolving Credit Loans then outstanding.

“Agreement”:  this Credit Agreement and the schedules and exhibits hereto, as amended, supplemented, waived or otherwise modified from time to time.

“Applicable Margin”:  the rate per annum determined as follows:  (A) with respect to ABR Loans, 1.75% per annum and, (B) with respect to Eurocurrency Loans, 2.75% per annum.

“Applicable Kansas Investment Grade Program Vehicle Percentage”: as of any date of determination, (a) to the extent the Parent Borrower has obtained a public corporate credit rating of B- or better from S&P and a public corporate family rating of  B3 or better from Moody’s, in each case, with stable or positive outlook, 80%, and (b) otherwise, 60%.

“Applicable Kansas Non-Investment Grade Program Vehicle Percentage”: as of any date of determination, (a) to the extent the Parent Borrower has obtained a public corporate credit rating of B- or better from S&P and a public corporate family rating of B3 or better from Moody’s, in each case, with stable or positive outlook, 75%, and (b) otherwise, 60%.

“Applicable Kansas Risk Vehicle Factor”: as of any date of determination, (a) to the extent the Parent Borrower has obtained a public corporate credit rating of B- or better from S&P and a public corporate family rating of B3 or better from Moody’s, in each case, with stable or positive outlook, 1.33333, and (b) otherwise, 1.66667.

“Arrangers”:  Bank of America, N.A. and GE Capital Markets, Inc., each in their capacity as joint lead arrangers of the Revolving Facility Commitments hereunder

“Assignee”:  as defined in Section 11.6(b).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit F.

“Availability Reserves”:  without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, (a) solely with respect to the calculation of the Domestic Borrowing Base, the Kansas Vehicle Reserve and (b) any reserves, subject to Section 2.1(b), as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impairment to the value of, or the enforceability or priority of the Lien on, the Collateral consisting of Eligible Domestic Accounts, Eligible Domestic Program Vehicles, Eligible Domestic Risk Vehicles or Eligible Domestic Vehicles included in the Domestic Borrowing Base or Eligible PRUSVI Accounts, Eligible PRUSVI Domestic Program Vehicles, Eligible PRUSVI Risk Vehicles or Eligible PRUSVI Vehicles included in the PRUSVI

Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral).

“Base Indenture”: the Third Amended and Restated Base Indenture, dated as of September 18, 2009 between Hertz Vehicle Financing LLC, as issuer and the Bank of New York Trust Company, N.A., as trustee.

“Benefited Lender”:  as defined in Section 11.7(a).

“Board”:  the Board of Governors of the Federal Reserve System.

“Board of Directors”:  for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrowers”:  as defined in the Preamble hereto.

“Borrowing”:  the borrowing of one Type of Loan by either the Parent Borrower or Puerto Ricancars, from all the Lenders having Revolving Facility Commitments on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurocurrency Loans the same Interest Period.

“Borrowing Base Certificate”:  a certificate setting forth the Domestic Borrowing Base and the PRUSVI Borrowing Base (in each case with supporting calculations) substantially in the form of Exhibit I or otherwise in a form reasonably satisfactory to the Parent Borrower and the Administrative Agent.

“Borrowing Date”:  any Business Day specified in a notice pursuant to Section 2.2 as a date on which the Parent Borrower, Puerto Ricancars or any other Borrower requests the Lenders to make Loans hereunder.

“Brazilian Indebtedness”:  Indebtedness of Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto and/or any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean, in the case of any Eurocurrency Loan in Dollars, any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Calendar Quarter”: with respect to any year, a period of three consecutive calendar months corresponding to (i) January, February and March, (ii) April, May and June, (iii)

July, August and September or (iv) October, November and December, in each case, of such year.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Captive Insurance Subsidiary”:  any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (and any Subsidiary thereof).

“Carlyle”:  TC Group LLC (which operates under the trade name The Carlyle Group) or any successor thereto.

“Carlyle Investors”:  the collective reference to (a) Carlyle Partners IV, L.P., a Delaware limited partnership, or any successor thereto, (b) CEP II Participations S.àr.l., a Luxembourg limited liability company, or any successor thereto, (c) CP IV Co-investment L.P., a Delaware limited partnership, or any successor thereto, (d) CEP II U.S. Investments, L.P., a Delaware limited partnership, or any successor thereto, (e) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (f) any Affiliate of any thereof, and (g) any successor in interest to any thereof.

“Cash Equivalents”:  (1) money and (2)(a) securities issued or fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act, and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors of the Parent Borrower, in each case provided in clauses (a), (b) and (d) and (to the extent relating to any such clause) (f) above only, maturing within twelve months after the date of acquisition.

“Cash Management System”: as defined in Section 4.14.

“CD&R”:  Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

“CD&R Investors”:  the collective reference to (i) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) CD&R CCMG Co-Investor L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iii) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iv) any Affiliate of any thereof, and (v) any successor in interest to any thereof.

“Change of Control”:  the occurrence of any of the following events:  (a) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of the Relevant Parent Entity and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent Entity, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of the Relevant Parent Entity, (b) the Continuing Directors shall cease to constitute a majority of the members of the board of directors of the Parent Borrower, (c) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Parent Borrower (or any successor to the Parent Borrower permitted pursuant to Section 8.2), or (d) a “Change of Control” as defined in the Senior Term Credit Agreement, the Existing ABL Facility Credit Agreement or any Indenture shall have occurred.

“Closing Date”:  the date on which all the conditions precedent set forth in Section 6.1 shall be satisfied or waived.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment Fee Rate”:  The rate per annum of 0.80%.

“Commitment Period”:  the period from and including the Closing Date to but not including the Termination Date, or such earlier date as the Revolving Facility Commitments shall terminate as provided herein.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which (a) is under “common control” (within the meaning of Section 4001 of ERISA) with the Parent Borrower or (b) is part of a group of entities (whether or not incorporated), which includes the Parent Borrower, which (i) is treated as a “single employer” under Section 414(b) or (c) of the Code or (ii) solely for the purpose of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a “single employer” under Section 414(b), (c), (m) or (o) of the Code.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Parent Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation Section 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Revolving Facility Commitment or (c) be designated if such designation would otherwise increase the costs of the Revolving Facility to any Borrower.

“Continuing Directors”:  the directors of the Parent Borrower on the Closing Date and each other director whose election or nomination for election to the board of directors of Parent Borrower is recommended by at least a majority of the then Continuing Directors or is approved by one or more Permitted Holders.

“Contractual Obligation”:  as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of Section 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”:  as defined in Section 9(e).

“Defaulting Lender”:  any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deposit Account”:  any deposit account (as such term is defined in Article 9 of the UCC).

“Disposition”:  any sale, lease, transfer or other disposition of shares of Capital Stock, property or other assets of a Person, including any disposition by means of a merger, consolidation or similar transaction.

“Disposition Proceeds”: the net proceeds from the sale or other disposition of an Eligible Risk Vehicle to any third party, whether at an auction or otherwise.

“Disqualified Lender”:  any competitor of the Parent Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent Borrower and its Restricted Subsidiaries or any controlled affiliate of such competitor designated in writing by the Parent Borrower to the Administrative Agent from time to time.  The Administrative Agent shall provide a current list of Disqualified Lenders to any Lender (other than a Disqualified Lender) upon written request for such list from such Lender.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Borrowing Base” : as of any date of determination, the result of:

(a)           75% of the sum of (i) the amount of Eligible Domestic Accounts and (ii) the amount of any manufacturer receivables owing to, any “qualified intermediary” under any LKE Program and derived from or otherwise attributable to the transfer of Eligible Domestic Program Vehicles to the extent such receivables would qualify (without giving effect to any exclusions from eligibility pursuant to clause (d) of the definition of Eligible Accounts) as Eligible Domestic Accounts if payable to the Parent Borrower, plus

(b)           75% of the Net Book Value of Eligible Domestic Program Vehicles (other than Kansas Vehicles) manufactured by Non-Investment Grade Manufacturers, plus

(c)           80% of the Net Book Value of Eligible Domestic Program Vehicles (other than Kansas Vehicles) manufactured by Investment Grade Manufacturers, plus

(d)           the result of (i) the Net Book Value of the Eligible Domestic Risk Vehicles (other than Kansas Vehicles) divided by (ii) the sum of (x) 1.33333 and (y) the result of (A) 1 minus (B) the lower of (x) the lowest Eligible Risk Vehicle Disposition Average for any of the immediately preceding four Calendar Quarters (or, if such date of determination is prior to the 10th Business Day of any Calendar Quarter, of the four Calendar Quarters immediately preceding the immediately preceding Calendar Quarter) and (y) the lowest Eligible Domestic Risk Vehicle Market Value Average for any of the immediately preceding twelve Market Value Determination Dates (or, if such date of determination is prior to the 10th Business Day of any month, of the twelve Market Value Determination Dates immediately preceding the immediately preceding month), plus

(e)           the sum of all amounts on deposit with any “qualified intermediary” under any LKE Program and derived from or otherwise attributable to the transfer of Eligible Domestic Program Vehicles and Eligible Domestic Risk Vehicles, plus

(f)            the sum of all amounts on deposit in a Deposit Account over which the Domestic Collateral Agent has a perfected first priority security interest and has control, plus

(g)           the sum of (i) the Applicable Kansas Investment Grade Program Vehicle Percentage multiplied by the Net Book Value of all Eligible Domestic Program Vehicles manufactured by Investment Grade Manufacturers that are Kansas Vehicles, (ii) the Applicable Kansas Non-Investment Grade Program Vehicle Percentage multiplied by the Net Book Value of all Eligible Domestic Program Vehicles manufactured by Non-Investment Grade Manufacturers that are Kansas Vehicles and (iii) the result of (A) the Net Book Value of the Eligible Domestic Risk Vehicles that are Kansas Vehicles divided by (B) the sum of (x) the Applicable Kansas Risk Vehicle Factor and (y) the result of (1) 1 minus (2) the lower of (x) the lowest Eligible Risk Vehicle Disposition Average for any of the immediately preceding four Calendar Quarters (or, if such date of determination is prior to the 10th Business Day of any Calendar Quarter, of the four Calendar Quarters immediately preceding the immediately preceding Calendar Quarter) and (y) the lowest Eligible Domestic Risk Vehicle Market Value Average for any of the immediately preceding twelve Market Value Determination Dates (or, if such date of determination is prior to the 10th Business Day of any month, of the twelve Market Value Determination Dates immediately preceding the immediately preceding month), minus

(h)           the amount of all Availability Reserves related to any component of the Domestic Borrowing Base.

Notwithstanding the foregoing, as of any date of determination, the portion of the Domestic Borrowing Base consisting of Eligible Domestic Vehicles registered or submitted for registration in the State of Kansas shall not be more than the lesser of (x) $19,000,000 and (y) 10.0 % of the Total Borrowing Base as of such date.

Upon the occurrence and during the continuance of a Manufacturer Event of Default with respect to a manufacturer of Eligible Domestic Program Vehicles, the Eligible Domestic Program Vehicles of such manufacturer shall be deemed to be Eligible Domestic Risk Vehicles for all purposes under this Agreement; provided that if such Manufacturer Event of Default is the result of an Event of Bankruptcy with respect to such manufacturer, then the Eligible Vehicles of such manufacturer that are deemed to be Eligible Domestic Risk Vehicles in accordance with this provision shall not be included in the calculation of the Eligible Domestic Risk Vehicle Market Value Average and the Eligible Risk Vehicle Disposition Average until the date that is 30 days after the date upon which such Event of Bankruptcy with respect to such manufacturer first occurred.

“Domestic Collateral Agent”:  as defined in the Recitals hereto and shall include any successor thereto.

“Domestic Guarantee and Collateral Agreement”:  the Domestic Guarantee and Collateral Agreement delivered to the Domestic Collateral Agent as of the date hereof, substantially in the form of Exhibit B-1, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Domestic Secured Parties”:  the “Secured Parties” as defined in the Domestic Guarantee and Collateral Agreement.

“Domestic Security Documents”:  the collective reference to the Domestic Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Domestic Collateral Agent or the PRUSVI Collateral Agent, as applicable, granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Domestic Collateral Agent or the PRUSVI Collateral Agent, as applicable, pursuant to Section 7.9, in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Domestic Subsidiary”:  any Restricted Subsidiary of the Parent Borrower which is not a Foreign Subsidiary.

“Due Date”: with respect to any payment due from a manufacturer or auction dealer in respect of an Eligible Program Vehicle turned back for repurchase or sale pursuant to the terms of the related Manufacturer Program, the thirtieth (30th) day after the Turnback Date for such Eligible Program Vehicle.

“Eligible Accounts”:  those Accounts created by a Borrower, due pursuant to a Manufacturer Program arising out of a sale of Eligible Program Vehicles (including any amounts due from related auction dealers in connection with any Guaranteed Depreciation Program (as defined in the Domestic Guarantee and Collateral Agreement)), that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  Eligible Accounts shall not include the following:

(a)           Past Due Accounts of an Account Debtor,

(b)           Accounts with respect to which the Account Debtor has a right of setoff and has asserted its right of setoff with respect to all or any portion of the Account, to the extent of such asserted right of setoff,

(c)           Accounts with respect to which the Account Debtor is located in a state, province or jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Loan Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges).  The foregoing shall not apply to the extent that the applicable Loan Party may qualify subsequently as a foreign entity authorized to transact business in such state, province or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent, in its Permitted Discretion, to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

(d)           Accounts that are not subject to a valid and perfected first priority Lien in favor of the Domestic Collateral Agent or PRUSVI Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Accounts hereunder)), and

(e)           Solely with respect to Account Debtors which are not a manufacturer, Accounts with respect to which the Account Debtor is insolvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Loan Party has received notice of an imminent proceeding related to such Account Debtor being or alleged to be insolvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor, provided, that such accounts shall be Eligible Accounts if such Account Debtor has affirmed its obligations to pay such receivables in accordance with their terms;

provided, that, notwithstanding the foregoing, as of any date of determination, the portion of Eligible Accounts comprising part of the Total Borrowing Base consisting of Accounts created pursuant to a Manufacturer Program with a Non-Investment Grade Manufacturer shall not exceed 20% of the Total Borrowing Base as of such date.

Notwithstanding the foregoing, with respect to Accounts created by the Borrowers arising out of a sale of Eligible Program Vehicles, until 60 days after the Closing Date, Eligible Accounts shall include any Accounts that would have otherwise qualified as Eligible Accounts but for the requirement in the definition of “Manufacturer Program” that the related manufacturer have acknowledged the assignment of the benefits of such Program to the Domestic Collateral Agent or PRUSVI Collateral Agent, as applicable, in writing pursuant to an Assignment Agreement (as such term is defined in the Domestic Guarantee and Collateral Agreement or PRUSVI Guarantee and Collateral Agreement, as applicable), and, for the avoidance of doubt, no such Assignment Agreements shall be necessary for any Account to be an Eligible Account until such date that is 60 days after the Closing Date.

“Eligible Domestic Accounts”:  Eligible Accounts owned by the Parent Borrower.

“Eligible Domestic Program Vehicles”: Eligible Program Vehicles owned by the Parent Borrower.

“Eligible Domestic Risk Vehicles”:  Eligible Risk Vehicles owned by the Parent Borrower.

“Eligible Domestic Risk Vehicle Market Value Average”: as of any date of determination, (x) with respect to any Market Value Determination Date prior to September 30, 2011, 1, and (y) with respect to any Market Value Determination Date on or after September 30, 2011, the lesser of (a) a fraction, expressed as a decimal, the numerator of which is the Eligible Domestic Risk Vehicle Market Value as of the preceding Market Value Determination Date and the denominator of which is the aggregate Net Book Value of all Eligible Domestic Risk Vehicles as of such preceding Market Value Determination Date and (b) 1.

“Eligible Domestic Risk Vehicle Market Value”: with respect to all Eligible Domestic Risk Vehicles as of any Market Value Determination Date determination, the sum of the respective Third-Party Market Values of each such Eligible Domestic Risk Vehicle.

“Eligible Domestic Vehicles”:  Eligible Vehicles owned by the Parent Borrower.

“Eligible Program Vehicles”:  Rental Car Vehicles registered or submitted for registration in the States of Hawaii or Kansas, the Commonwealth of Puerto Rico or Saint

Thomas, United States Virgin Islands that are eligible under a Manufacturer Program (and are not deemed to be Eligible Domestic Risk Vehicles or Eligible PRUSVI Risk Vehicles pursuant to the last paragraph of the “Domestic Borrowing Base” definition or the penultimate paragraph of the “PRUSVI Borrowing Base” definition).

“Eligible PRUSVI Accounts”: Eligible Accounts owned by Puerto Ricancars.

“Eligible PRUSVI Program Vehicles”:  Eligible Program Vehicles owned by Puerto Ricancars.

“Eligible PRUSVI Risk Vehicles”:  Eligible Risk Vehicles owned by Puerto Ricancars.

“Eligible PRUSVI Vehicles”:  Eligible Vehicles owned by Puerto Ricancars.

“Eligible Risk Vehicle Disposition Average”: as of any date of determination, (x) with respect to any Calendar Quarter ending prior to September 30, 2011, 1, and (y) with respect to any Calendar Quarter ending on or after September 30, 2011, the lesser of (a) a fraction, expressed as a decimal, the numerator of which is the aggregate amount of Disposition Proceeds paid or payable in respect of all Eligible Risk Vehicles that are sold to third parties, at auction or otherwise (excluding salvage sales), during such Calendar Quarter and the denominator of which is the aggregate Net Book Value of all such Eligible Risk Vehicles on the dates of their respective sales and (b) 1.

“Eligible Risk Vehicles”:  Rental Car Vehicles registered or submitted for registration in States of Hawaii or Kansas, the Commonwealth of Puerto Rico or Saint Thomas, United States Virgin Islands that are not eligible under a Manufacturer Program (or are otherwise deemed to be Eligible Domestic Risk Vehicles or Eligible PRUSVI Risk Vehicles pursuant to the last paragraph of the “Domestic Borrowing Base” definition or the penultimate paragraph of the “PRUSVI Borrowing Base” definition).

“Eligible Vehicles”:  collectively, all Eligible Program Vehicles and Eligible Risk Vehicles, except any Vehicles to which any of the exclusionary criteria set forth below applies.  Eligible Vehicles shall not include any Vehicle or Vehicles of any Borrower that:

(a)           is not owned by such Borrower free and clear of all Liens (other than Permitted Liens) except the Liens in favor of the Domestic Collateral Agent, the PRUSVI Collateral Agent or the Administrative Agent, on behalf of itself and Lenders;

(b)           is not covered by a certificate of title issued by the appropriate state Governmental Authority (or for which the requisite application therefor has been submitted to the applicable Governmental Authority for the issuance of such certificate of title); provided, that with respect to Vehicles located in the Commonwealth of Puerto Rico not covered by a certificate of title issued by the appropriate state Governmental Authority, such Vehicles shall be Eligible Vehicles if Puerto Ricancars has a notarized seller’s invoice or a manufacturer’s statement of origin or other customary evidence of ownership reasonably satisfactory to the PRUSVI Collateral Agent;

(c)           is not subject to a perfected first priority Lien in favor of the Domestic Collateral Agent or the PRUSVI Collateral Agent, as applicable, on behalf of itself and Lenders (other than Kansas Vehicles); provided that, notwithstanding the foregoing, Vehicles owned by Puerto Ricancars and registered or submitted for registration in the Commonwealth of Puerto Rico shall not be excluded from “Eligible Vehicles” by operation of this clause (c) during the period beginning on the Closing Date and ending on the date that is five (5) Business Days thereafter;

(d)           does not comply in any material respect with any of the representations or warranties pertaining to Vehicles set forth in the Loan Documents;

(e)           is not covered by property insurance in compliance with Section 7.5 hereof; or

(f)            is reflected on the books and records of the applicable Borrower maintained in accordance with GAAP and consistently with the Parent Borrower’s and its Subsidiaries’ then current practices as, or has been written off as, damaged or defective and not repairable;

provided, that, notwithstanding the foregoing, as of any date of determination, the portion of Eligible Vehicles comprising part of the Total Borrowing Base consisting of Service Vehicles shall not exceed 5% of the Total Borrowing Base as of such date.

“Environmental Costs”:  any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws.  Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”:  any and all U.S. or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”:  any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equipment”: (a) any Vehicles and (b) any equipment owned by or leased to the Parent Borrower or any of its Subsidiaries that is revenue earning equipment, or is classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

“Equity Investors”:  the collective reference to (a) the CD&R Investors, the Carlyle Investors and the Merrill Lynch Investors, (b) any Person that acquired Voting Stock of HGH on or prior to December 21, 2005, and any Affiliate of such Person and (c) any entity that succeeds to all of the rights and obligations of any of the foregoing by operation of law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Escrow Agreement”: as defined in Exhibit C hereto.

“Eurocurrency Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the BBA LIBOR Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a BBA LIBOR Rates Page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which the Administrative Agent (or, in the event there is a successor Administrative Agent at the time, any other commercial bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Parent Borrower) is offered deposits in Dollars at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period.  “BBA LIBOR Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits are offered by leading banks in the London interbank market).

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Event of Bankruptcy”: shall be deemed to have occurred with respect to a Person if:

(a)  a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or any substantial part of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)  such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors; or

(c)  the board of directors of such Person (if such Person is a corporation or similar entity) shall vote to implement any of the actions set forth in clause (b) above.

“Event of Default”:  any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets”: as defined in the Domestic Guarantee and Collateral Agreement and the PRUSVI Guarantee and Collateral Agreement.

“Excluded PRUSVI Assets”: as defined in Section 1.2(g).

“Excluded Subsidiary”: as defined in the Existing ABL Facility Credit Agreement.

“Existing ABL Facility”: the facilities provided under the Existing ABL Facility Credit Agreement.

“Existing ABL Facility Credit Agreement”:  the Credit Agreement dated as of March 11, 2011, among HERC, the Parent Borrower, the Canadian borrowers party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent and the several banks and other financial institutions from time to time parties thereto, as the same may be amended, modified or supplemented from time to time.

“Existing ABL Facility Documents”:  the “Loan Documents” defined in the Existing ABL Facility Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Existing ABL Facility Event”: the occurrence of a Liquidity Event or Dominion Event under and as defined in the Existing ABL Credit Agreement.

“Existing Facilities”:  collectively, the Senior Term Facility and the Existing ABL Facility, including any refinancing thereof.

“Existing LKE Program”:  the “like-kind-exchange program” contemplated by the Master Exchange Agreement and the Escrow Agreement (as defined in the Domestic Guarantee and Collateral Agreement).

“Extension of Credit”:  as to any Lender, the making of a Loan by such Lender.

“Facility Assets”: collectively, the Collateral.

“FATCA”: as defined in Section 4.11(a).

“Federal Funds Effective Rate”:  as defined in the definition of the term “ABR” in this Section 1.1.

“Finance Guide” : the Black Book Official Finance/Lease Guide.

“Financing Disposition”:  any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Financing Lease”:  any lease by a Person of property, real or personal, for which the obligations of such lessee are required in accordance with GAAP to be capitalized on a balance sheet of such lessee.

“first priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“Fiscal Period”: each fiscal month of the Parent Borrower and its Subsidiaries as described on Schedule B.

“Fiscal Year”:  any period of twelve consecutive months ending on December 31 of any calendar year.

“Fixed GAAP Date”:  December 21, 2005, provided that at any time after the Closing Date, the Parent Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”:  any term or provision of this Agreement or any other Loan Document that, at the Parent Borrower’s election, may be specified by the Parent Borrower by written notice to the Administrative Agent from time to time.

“Foreign Pension Plan”:  a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”:  each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”:  any Restricted Subsidiary of the Parent Borrower that is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.  For the avoidance of doubt, any Subsidiary of the Parent Borrower which is organized and existing under the laws of the Commonwealth of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”:  any Subsidiary of the Parent Borrower designated a Foreign Subsidiary Holdco by the Parent Borrower, so long as such Subsidiary has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating solely to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash, Cash Equivalents or Temporary Cash Investments)

relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.  As of the Closing Date, each of Hertz International Ltd. and CCMG HERC Sub, Inc. are Foreign Subsidiary Holdcos.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), as set forth in the Financial Accounting Standards Board Accounting Standards Codification and subject to the following:  If at any time the Securities and Exchange Commission permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Parent Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Guarantors”:  the collective reference to the Parent Borrower and each Domestic Subsidiary of the Parent Borrower (other than any Excluded Subsidiary), which is from time to time party to the Domestic Guarantee and Collateral Agreement or the PRUSVI Guarantee and Collateral Agreement, as applicable; individually, a “Guarantor”.

“HERC”:  Hertz Equipment Rental Corporation, together with its successors and assigns.

“HGH”:  Hertz Global Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“HGI”  Hertz General Interest LLC, a Delaware limited liability company, and any successor in interest thereto.

“Holdings”:  Hertz Investors, Inc., a Delaware corporation, and any successor in interest thereto.

“HVF”:  Hertz Vehicle Financing LLC, a Delaware limited liability company, and any successor in interest thereto.

“Indebtedness”:  of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) for purposes of Section 9(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Indemnified Liabilities”:  as defined in Section 11.5.

“Indentures”:  as defined in the Existing ABL Facility Credit Agreement.

“Individual Lender Exposure”:  of any Lender, at any time, the aggregate principal amount of all Revolving Credit Loans made by such Lender and then outstanding.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”:  with respect to any Eurocurrency Loan:

(a)           initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months (or, if agreed by each affected Lender, one week, two weeks, nine months, or twelve months) thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and one, two, three or six months (or if agreed to by each affected Lender, one week, two weeks, nine months, or twelve months) thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Section 4.12) end on the Termination Date;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)          the applicable Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Loan; and

(v)           notwithstanding the foregoing, with respect to all Borrowings of Loans drawn on the Closing Date, the initial Interest Periods shall be for such periods as agreed between the Lenders and the Borrower on the Closing Date and as set forth in the notice of borrowing delivered on such date; provided, that, notwithstanding anything to the contrary set forth herein, for purposes of determining the interest payable for such Borrowings made on the Closing Date during such Interest Period, such Borrowings shall be deemed to accrue such interest at the rate as set forth on the notice of Borrowing with respect to each such Borrowing and provided, further, that upon the termination of such initial Interest Period, all such Borrowings shall be converted to a Borrowing with an Interest Period specified by the Borrower in compliance with this definition.

“Investment Company Act”:  the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Manufacturer”: as of any date of determination, each manufacturer of Eligible Program Vehicles that, as of such date, has a long term unsecured debt rating of at least “Baa3” from Moody’s and at least “BBB-” from S&P; provided that upon the withdrawal of the rating of a manufacturer by Moody’s or S&P or upon the downgrade of a manufacturer by Moody’s or S&P that would require exclusion of such manufacturer from this definition, for purposes of this definition and each instance in which this definition is used in this Credit Agreement, such manufacturer shall be deemed to be rated “Baa3” by Moody’s and “BBB-” by S&P (and shall be an “Investment Grade Manufacturer” for purposes of this Agreement) for a period of 30 days following the earlier of (i) the date on which any Borrower obtains actual knowledge of such withdrawal or downgrade and (ii) the date on which the Administrative Agent or any Lender notifies the Borrowers of such withdrawal or downgrade.

“Judgment Currency”:  as defined in Section 11.8.

“Kansas Vehicles”:  Rental Car Vehicles which are covered by a certificate of title issued by the State of Kansas or any department or agency thereof.

“Kansas Vehicle Reserve”: reserves determined by the Administrative Agent in its Permitted Discretion with respect to Eligible Vehicles that are Kansas Vehicles from time to time in an amount at any time equal to (a) if an Existing ABL Facility Event has occurred and is continuing, an amount determined by the Administrative Agent in its Permitted Discretion not to exceed the amount added to the Domestic Borrowing Base pursuant to clause (g) thereof and (b) otherwise, $0.

“Lender Default”:  (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to fund any portion of the Loans required to be funded by it hereunder within one business day of the date required to be funded by it hereunder, unless such refusal or failure has been cured, (b) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event”:  with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lenders”:  the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent, and the Borrowers, to make any Loans available to any Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 11.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Lien”:  any mortgage, pledge, hypothecation, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Liquidity Event”: as defined in the Existing ABL Facility Credit Agreement.

“LKE Account”:   any deposit, trust, investment or similar account maintained by, for the benefit of, or under the control of, the “qualified intermediary” in connection with the LKE Program.

“LKE Domestic Collateral Agent”: as defined in Exhibit C hereto.

“LKE Program”:  any of  (i) the Existing LKE Program and (ii) any other “like-kind-exchange program” with respect to certain of the Vehicles of the Parent Borrower and its Subsidiaries, and under which such Vehicles will be disposed of from time to time and proceeds of such Dispositions will be held in a LKE Account and may be used to acquire replacement Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Code, provided that in the case of this clause (ii) that (a) the terms of such LKE Program are substantially similar to the terms of the Existing LKE Program and (b) the applicable Borrower has granted in writing a security interest in its right, title and interest in such “like-kind-exchange program” on substantially the same basis on which, and to substantially the same extent to which, it has granted a security interest in its right, title and interest in the Existing LKE Program pursuant to the Domestic Guarantee and Collateral Agreement as then in effect and (iii) any other “like-kind-exchange-program” consented to by the Administrative Agent, such consent not to be unreasonably withheld so long as the applicable Borrower has granted in writing a security interest in its right, title and interest in such “like-kind-exchange program” on substantially the same basis on which, and to substantially the same extent to which, it has granted a security interest in its right, title and interest in the Existing LKE Program pursuant to the Domestic Guarantee and Collateral Agreement as then in effect.

“Loan”:  a Revolving Credit Loan; collectively, the “Loans”.

“Loan Documents”:  this Agreement, any Notes, the Domestic Guarantee and Collateral Agreement, the PRUSVI Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”:  the Borrowers and each other Subsidiary of the Parent Borrower that is a party to a Loan Document; individually, a “Loan Party”.  For the avoidance of doubt, no Excluded Subsidiary shall be a Loan Party, and Puerto Ricancars shall not be a Loan Party upon the consummation of any Puerto Ricancars Disposal Event.

“Management Investors”:  the collective reference to the officers, directors, employees and other members of the management of any Parent Entity, Holdings, the Parent Borrower or any of their Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of the Parent Borrower, Holdings or any Parent Entity.

“Manufacturer Event of Default” means with respect to any manufacturer under any Manufacturer Program, (i) there shall be Past Due Amounts owing to the Parent Borrower, HVF, HGI or the “qualified intermediary” under any LKE Program with respect to such manufacturer in an amount equal to or in excess of the lesser of (x) $25 million and (y) the then outstanding aggregate amount of repurchase obligations of such manufacturer under its Manufacturer Program in respect of all Vehicles, in each case, net of Past Due Amounts aggregating no more than $50 million, (A) that are the subject of a good faith dispute as evidenced in a writing by the Parent Borrower, HVF, HGI or the applicable manufacturer questioning the accuracy of amounts paid or payable in respect of certain Eligible Vehicles and (B) with respect to which the Parent Borrower, HVF, HGI or as the case may be, has provided adequate reserves as reasonably determined by such Person, or (ii) the occurrence and continuance of an Event of Bankruptcy with respect to such manufacturer; provided, that, a Manufacturer Event of Default which occurs pursuant to this clause (ii) shall be deemed to no longer be continuing on and after the date such manufacturer assumes its Manufacturer Program in accordance with the Bankruptcy Code.

“Manufacturer Program”: with respect to Accounts owed to the Parent Borrower, as defined in the Domestic Guarantee and Collateral Agreement and with respect to Accounts owed to Puerto Ricancars, as defined in the PRUSVI Guarantee and Collateral Agreement.

“Market Value Determination Date”: the last Business Day of each calendar month.

“Master Exchange Agreement”: as defined in Exhibit C hereto.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Domestic Collateral Agent, the PRUSVI Collateral Agent and the Lenders under the Loan Documents or with respect to the assets comprising the Domestic Borrowing Base and the PRUSVI Borrowing Base, in each case taken as a whole.

“Material Subsidiaries”:  Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”:  any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Material Vehicle Lease Obligation”:  as defined in the Existing ABL Facility Credit Agreement.

“Merrill Lynch Investors”:  the collective reference to (i) ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, or any successor thereto, (iii) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (iv) ML Hertz Co-Investor, L.P., a Delaware limited partnership, or any successor thereto, (v) any Affiliate of any thereof and (vi) any successor in interest to any thereof.

“ML”:  Merrill Lynch Global Private Equity, Inc. (formerly known as Merrill Lynch Global Partners, Inc.), or any successor thereto.

“Moody’s”:  as defined in the definition of “Cash Equivalents” in this Section 1.1.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NADA Guide”: the National Automobile Dealers Association, Official Used Car Guide, Eastern Edition.

“Net Book Value”: with respect to any Vehicle, the net book value thereof as reflected in the books and records of the Parent Borrower and its Subsidiaries in accordance with GAAP.

“Non-Consenting Lender”: as defined in Section 11.1(d).

“Non-Defaulting Lender”:  any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”:  as defined in Section 4.11(a).

“Non-Investment Grade Manufacturer” as of any date of determination, each manufacturer of Eligible Program Vehicles other than any Investment Grade Manufacturer.

“Notes”:  the collective reference to the Revolving Credit Notes.

“Obligation Currency”:  as defined in Section 11.8.

“Obligor”:  any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than any Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services.

“Other Representatives”:  (a) the Arrangers and (b) Bank of America, N.A. and GE Capital Markets, Inc., in each case in this clause (b) in its capacity as joint bookrunning manager in connection with the Commitments hereunder.

“Parent Borrower”:  as defined in the Preamble hereto.

“Parent Entity”:  any of HGH, any Other Parent Entity, and any other Person that becomes a direct or indirect Subsidiary of HGH or any Other Parent Entity after the Closing Date and of which Holdings is a direct or indirect Subsidiary that is designated by Holdings as a “Parent Entity”.  As used herein, “Other Parent Entity” means a Person of which the then Relevant Parent Entity becomes a direct or indirect Subsidiary after the Closing Date (it being understood that, without limiting the application of the definition of Change of Control to the new Relevant Parent Entity, such existing Relevant Parent Entity so becoming such a Subsidiary shall not constitute a Change of Control).

“Participants”:  as defined in Section 11.6(c).

“Past Due Accounts”: with respect to any Account Debtor any Accounts that (a) would constitute Eligible Accounts if clause (a) of the definition thereof were disregarded and (b) would be included in clause (a), (b), (c), (d), (g) or (h) of the definition of “Ineligible Asset Amount” in the Base Indenture as in effect on the date hereof if such Accounts were owed to HVF (provided, that, in the case of clause (h) of such Ineligible Asset Amount definition, clause (x) thereof shall be calculated as the amount of Accounts that satisfy clause (a) above and would be included in clause (h) of the definition of “Ineligible Asset Amount” in the Base Indenture as in effect on the date hereof if such Accounts were owed to HVF and the reference to “Aggregate Asset Amount” in clause (y) thereof shall be replaced with “the sum of the Domestic Borrowing Base and the PRUSVI Borrowing Base”).

“Past Due Amounts” means, with respect to any manufacturer, the amount that such manufacturer (or if such manufacturer’s manufacturer Program is a Guaranteed

Depreciation Program (as defined in the Domestic Guarantee and Collateral Agreement), such manufacturer or any related auction dealers) shall have failed to pay when due under such manufacturer’s Manufacturer Program with respect to a Vehicle turned in to such manufacturer with respect to which such failure shall have continued for more than one hundred (100) days following the Due Date.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Discretion”:  the commercially reasonable judgment of the Administrative Agent, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines (giving due regard, if applicable in the reasonable opinion of the Administrative Agent, to the creditworthiness of the Parent Borrower and the Restricted Subsidiaries):  (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Accounts or Eligible Vehicles, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount which any Agent or the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts or Eligible Vehicles or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect.  In exercising such judgment, such Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Accounts, Eligible Domestic Accounts, Eligible Domestic Program Vehicles, Eligible Domestic Risk Vehicles, Eligible Domestic Vehicles, Eligible PRUSVI Accounts, Eligible PRUSVI Program Vehicles, Eligible PRUSVI Risk Vehicles, Eligible PRUSVI Vehicles or Eligible Vehicles, as well as any of the following:  (i) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (ii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrower on the security of the Eligible Accounts or Eligible Vehicles.

“Permitted Holders”:  (a) any of the Equity Investors, Management Investors, CD&R, Carlyle, ML and any of their respective Affiliates; (b) any investment fund or vehicle managed, sponsored or advised by CD&R, Carlyle, ML or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (c) any limited or general partners of, or other investors in, any CD&R Investor, Carlyle Investor or Merrill Lynch Investor or any Affiliate thereof, or any such investment fund or vehicle; (d) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which any of the Persons specified in clauses (a), (b) or (c) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Relevant Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (e) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of Holdings or any Subsidiary thereof or any Parent Entity.

“Permitted Liens”:  as defined in Section 8.1.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Predecessor Credit Agreement”:  the Credit Agreement, dated as of September 29, 2006, among the Borrowers, GELCO Corporation dba GE Fleet Services as administrative agent, domestic collateral agent and PRUSVI collateral agent and the other banks and financial institutions from time to time party thereto, as amended, supplemented, waived or otherwise modified, and in effect on the Closing Date.

“Prime Rate”:  as defined in the definition of the term “ABR” in this Section 1.1.

“PRUSVI Borrowing Base”: as of any date of determination, the result of,

(a)                                  75% of the sum of (i) the amount of Eligible PRUSVI Accounts and (ii) the amount of any manufacturer receivables owing to, any “qualified intermediary” under any LKE Program and derived from or otherwise attributable to the transfer of Eligible PRUSVI Program Vehicles to the extent such receivables would qualify as Eligible PRUSVI Accounts (without giving effect to any exclusions from eligibility pursuant to clause (d) of the definition of Eligible Accounts) if payable to Puerto Ricancars; provided that, until such time as the definition of “Eligible Accounts” is amended or supplemented to address past due Accounts owed by an Account Debtor to Puerto Ricancars in a manner reasonably satisfactory to the Parent Borrower and the Required Lenders (and the Lenders hereby agree to use commercially reasonable and good faith efforts to negotiate, execute and deliver any such amendment or supplement), the amount included in the PRUSVI Borrowing Base pursuant to this clause (a) shall be $0, plus

(b)                                 75% of the Net Book Value of Eligible PRUSVI Program Vehicles manufactured by Non-Investment Grade Manufacturers; provided that, until such time as the definition of “Manufacturer Event of Default” is amended or supplemented to address past due Accounts owed by an Account Debtor to Puerto Ricancars in a manner reasonably satisfactory to the Parent Borrower and the Required Lenders (and the Lenders hereby agree to use commercially reasonable and good faith efforts to negotiate, execute and deliver any such amendment or supplement), the amount included in the PRUSVI Borrowing Base pursuant to this clause (b) shall be $0, plus

(c)                                  80% of the Net Book Value of Eligible PRUSVI Program Vehicles manufactured by Investment Grade Manufacturers; provided that, until such time as the definition of “Manufacturer Event of Default” is amended or supplemented to address past due Accounts owed by an Account Debtor to Puerto Ricancars in a manner reasonably satisfactory to the Parent Borrower and the Required Lenders (and the Lenders hereby agree to use commercially reasonable and good faith efforts to negotiate, execute and deliver any such amendment or supplement), the amount included in the PRUSVI Borrowing Base pursuant to this clause (c) shall be $0, plus

(d)                                 the result of (i) the Net Book Value of the Eligible PRUSVI Risk Vehicles divided by (ii) the sum of (x) 1.33333 and (y) the result of (A) 1 minus (B) the lowest Eligible Risk Vehicle Disposition Average for any of the immediately preceding four Calendar Quarters (or, if such date of determination is prior to the 10th Business Day of any Calendar Quarter, of the four Calendar Quarters immediately preceding the immediately preceding Calendar Quarter), plus

(e)                                  the sum of all amounts on deposit in a Deposit Account over which the PRUSVI Collateral Agent has a perfected first priority security interest and has control, minus

(f)                                    the amount of all Availability Reserves related to any component of the PRUSVI Borrowing Base.

Notwithstanding the foregoing as of any date of determination, (i), the portion of the PRUSVI Borrowing Base consisting of Eligible PRUSVI Vehicles registered or submitted for registration in Puerto Rico and Saint Thomas, United States Virgin Islands shall not be more than the lesser of (x) $38,000,000 and (y) 20.0 % of the Total Borrowing Base as of such date, and (ii) after the occurrence of a Puerto Ricancars Disposal Event, the PRUSVI Borrowing Base shall be deemed to be zero.

Upon the occurrence and during the continuance of a Manufacturer Event of Default with respect to a manufacturer of Eligible PRUSVI Program Vehicles, the Eligible PRUSVI Program Vehicles of such manufacturer shall be deemed to be Eligible PRUSVI Risk Vehicles for all purposes under this Agreement; provided that if such Manufacturer Event of Default is the result of an Event of Bankruptcy with respect to such manufacturer, then the Eligible Vehicles of such manufacturer that are deemed to be Eligible PRUSVI Risk Vehicles in accordance with this provision shall not be included in the calculation of the Eligible Risk Vehicle Disposition Average until the date that is 30 days after the date upon which such Event of Bankruptcy with respect to such manufacturer first occurred.

Notwithstanding the foregoing, effective upon the Borrowers making such payments as may be required pursuant to Section 4.4(b)(iv), any Excluded PRUSVI Assets shall cease to be included in the PRUSVI Borrowing Base until the Parent Borrower redesignates such Excluded PRUSVI Assets as being included PRUSVI Borrowing Base in accordance with Section 1.2(h).

“PRUSVI Borrowing Base Designation Notice”:  as defined in Section 1.2(g).

“PRUSVI Collateral Agent”:  as defined in the Preamble hereto and any successor thereto.

“PRUSVI Guarantee and Collateral Agreement”:  the PRUSVI Guarantee and Collateral Agreement delivered to the PRUSVI Collateral Agent as of the date hereof, substantially in the form of Exhibit B-2, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“PRUSVI Secured Parties”:  the “Secured Parties” as defined in the PRUSVI Guarantee and Collateral Agreement.

“PRUSVI Security Documents”:  the collective reference to the PRUSVI Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the PRUSVI Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of Puerto Ricancars hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Puerto Ricancars Disposal Event”: (i) any event which results in the Parent Borrower ceasing to own shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of Puerto Ricancars or (ii) the Parent Borrower’s notifying the Administrative Agent that it is terminating the status of Puerto Ricancars as a Borrower hereunder (which notice the Parent Borrower may give in its sole discretion).

“Puerto Ricancars Termination Certificate”:  a Puerto Ricancars Termination Certificate delivered to the Administrative Agent in accordance with Section 1.2(f), substantially in the form of Exhibit F.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinancing”:  any extension, refinancing, refunding, replacement or renewal; the terms “refinance,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Register”:  as defined in Section 11.6(b).

“Regulation S-X”:  Regulation S-X promulgated by the Securities and Exchange Commission, as in effect on the Closing Date.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Relevant Parent Entity”:  (i) Holdings, so long as Holdings is not a Subsidiary of a Parent Entity, and (ii) any Parent Entity, so long as Holdings is a Subsidiary thereof and such Parent Entity is not a Subsidiary of any other Parent Entity.

“Rental Car Revenue Earning Vehicles”:  all passenger Vehicles owned by or leased to either Borrower that are classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower and are or have been offered for lease or rental by either Borrower in its car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

“Rental Car Service Vehicles”:  all passenger Vehicles, other than Vehicles that may lawfully be used to transport more than 15 passengers, owned by or leased to either Borrower that are classified as “plant, property and equipment” in the consolidated financial statements of the Parent Borrower and are or have been utilized by either Borrower in its car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

“Rental Car Vehicles”:  all Rental Car Revenue Earning Vehicles and all Rental Car Service Vehicles.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsection .21, .22, .23, .24, .25, .27, .28 or .33 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Required Lenders”:  Lenders the sum of whose outstanding Revolving Facility Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent, (i) on any date of determination when there are fewer than three Lenders, 100% and (ii) on any date of determination when there are three Lenders, at least 66 2/3%, and (iii) on any date of determination when there are four or more Lenders, at least a majority, in each case, of Total Revolving Facility Commitment less, if as of such date there is any Non-Defaulting Lender, the Revolving Facility Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders, or, if as of such date of determination there is no Non-Defaulting Lender, of all Lenders) at such time.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including (a) laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties and (b) guidelines, laws, ordinances, regulations, requests and requirements issued, promulgated or otherwise applicable pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”:  as to any Person, any of the following officers of such Person:  (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to Section 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person.

“Restricted Subsidiary”:  any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary; provided, that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, Puerto Ricancars shall remain a Restricted Subsidiary for all purposes under this Agreement and any other Loan Document until Puerto Ricancars ceases to be a Borrower under this Agreement.

“Revolving Credit Lender”:  any Lender having a Revolving Facility Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Credit Loan”:  as defined in Section 2.1(a).

“Revolving Credit Note”:  as defined in Section 2.1(f).

“Revolving Facility”:  the revolving credit facility available to the Borrowers hereunder.

“Revolving Facility Commitment”: with respect to each Lender, the commitment of such Lender hereunder to make Extensions of Credit to the Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time.

“Revolving Facility Commitment Percentage”:  of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Revolving Facility Commitment of such Lender at such time and the denominator of which is the Total Revolving Facility Commitment at such time, provided that if any such determination is to be made after the Total Revolving Facility Commitment (and the related Revolving Facility Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Revolving Facility Lender”:  each Lender which has a Revolving Facility Commitment or which has any outstanding Revolving Credit Loans.  Unless the context otherwise requires, each reference in this Agreement to a Revolving Facility Lender includes each Revolving Facility Lender and shall include references to any Affiliate of any such Lender which is acting as a Revolving Facility Lender.

“S&P”:  as defined in the definition of the term “Cash Equivalents” in this Section 1.1.

“Secured Parties”:  the reference to the PRUSVI Secured Parties, the Domestic Secured Parties, or the collective reference thereto, as applicable.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Security Documents”:  the collective reference to the PRUSVI Security Documents and the Domestic Security Documents.

“Senior Dollar 2014 Notes”:  the U.S. Dollar 8.875% Senior Notes due 2014 of the Parent Borrower.

“Senior Euro 2014 Notes”:  the Euro 7.875% Senior Notes due 2014 of the Parent Borrower.

“Senior Term Facility”:  the facilities provided under the Senior Term Credit Agreement.

“Senior Term Credit Agreement”:  the Credit Agreement dated as of March 11, 2011, among the Parent Borrower, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent and the several banks and other financial institutions from time to time parties thereto, as the same may be amended, modified or supplemented from time to time.

“Service Vehicles”: all Vehicles owned by the applicable Borrower that are classified as “plant, property and equipment” in the consolidated financial statements of the Parent Borrower that are not rented or offered for rental by the Parent Borrower or any of its Subsidiaries, including any such Vehicles being held for sale.

“Set”:  the collective reference to Eurocurrency Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”:  with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Entity”:  (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code or similar law, as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables, Vehicles and/or other Equipment of the Parent Borrower or any Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Subsidiary”:  a Subsidiary of the Parent Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code or similar law, as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Parent Borrower.

“Specified Default”:  the failure of the Parent Borrower to comply with the terms of Section 7.2(f), the failure of the Parent Borrower to deliver financial statements when required pursuant to Section 7.1, the occurrence of any Event of Default specified in Sections 9(a) or 9(g) or the occurrence of any Event of Default specified in Section 9(d) resulting from the failure of the Parent Borrower to comply with the terms of Section 4.14.

“Specified Proprietary & Confidential Information”:  (a) all data and information used to calculate any “measurement month average” or any “market value average” or (b) any similar amount, however designated, under or in connection with any financing of Vehicles and/or other property, in each case that does not constitute part of the Collateral or any component of the Domestic Borrowing Base or (prior to the consummation of a Puerto Ricancars Disposal Event) the PRUSVI Borrowing Base.

“Springing Maturity Date”: the date that is 45 days prior to the earlier to occur of the stated final maturity date of the Senior Dollar 2014 Notes and the Senior Euro 2014 Notes respectively.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Supermajority Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent (i) on any date of determination when there are fewer than four Lenders, 100%, and (ii) on any date of determination when there are four or more Lenders, at least 66 2/3%, in each case, of Total Revolving Facility Commitment less, if as of such date there is any Non-Defaulting Lender, the Revolving Facility Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders, or, if as of such date of determination there is no Non-Defaulting Lender, of all Lenders) at such time

“Taxes”: as defined in Section 4.11(a).

“Temporary Cash Investments”:  any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof)

and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Termination Date”:  September 22, 2015.

“Third-Party Market Value”: with respect to any Eligible Domestic Risk Vehicle as of any Market Value Determination Date, the market value of such Eligible Domestic Risk Vehicle as specified in the NADA Guide published for the calendar month in which such Market Value Determination Date occurs for the model class and model year of such Eligible Domestic Risk Vehicle based on the average equipment and the average mileage of each Eligible Domestic Risk Vehicle of such model class and model year; provided, that if the NADA Guide was not published in such calendar month or the NADA Guide is being published but such Eligible Domestic Risk Vehicle is not included therein, the Third-Party Market Value of such Eligible Domestic Risk Vehicle shall be based on the market value specified in the Finance Guide for the model class and model year of such Eligible Domestic Risk Vehicle based on the average equipment and the average mileage of each Eligible Domestic Risk Vehicle of such model class and model year; provided, further, that if the Finance Guide is being published but such Eligible Domestic Risk Vehicle is not included therein, the Third-Party Market Value of such Eligible Domestic Risk Vehicle shall mean the Net Book Value of such Eligible Domestic Risk Vehicle;

provided, further, that if the Finance Guide was not published in the month in which such Market Value Determination Date occurs, the Third-Party Market Value of such Eligible Domestic Risk Vehicle shall be based on an independent third-party data source selected by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), at the request of Parent Borrower based on the average equipment and average mileage of each Eligible Domestic Risk Vehicle of such model class and model year; provided, further, that if no such third-party data source or methodology shall have been so approved or any such third-party source or methodology is not available, the Third-Party Market Value of such Eligible Domestic Risk Vehicle shall be equal to a reasonable estimate of the wholesale market value of such Eligible Domestic Risk Vehicle as determined by the Servicer, based on the Net Book Value of such Vehicle and any other factors deemed relevant by the Parent Borrower.

“Total Borrowing Base”:  collectively, the Domestic Borrowing Base and the PRUSVI Borrowing Base.

“Total Revolving Facility Commitment”:  at any time, the sum of the Revolving Facility Commitments of all of the Lenders at such time.  The original Total Revolving Facility Commitment is $190,000,000.00.

“Transferee”:  any Participant or Assignee.

“Treaty”:  the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Turnback Date”: with respect to any Eligible Program Vehicle, the date on which such Vehicle is accepted for return by a manufacturer or its agent pursuant to its Manufacturer Program and depreciation charges cease to accrue pursuant to such Manufacturer Program.

“Type”:  the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans.

“UCC”:  the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”:  the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan, determined as of such valuation date, allocable to such accrued benefits.

“Unrestricted Subsidiary”: as defined in the Existing ABL Facility Credit Agreement.

“Unutilized Revolving Facility Commitment”:  with respect to any Lender at any time, an amount equal to the remainder of (x) such Lender’s Revolving Facility Commitment as in effect at such time less (y) such Lender’s Individual Lender Exposure at such time.

“U.S. ABS Program Documents”:  collectively, the documents and agreements delivered in connection with those certain U.S. rental car asset backed securities issued by Hertz Vehicle Financing LLC, as amended, modified, supplemented or refinanced from time to time.

“U.S. Extender of Credit”: as defined in Section 4.11(b).

“U.S. Tax Compliance Certificate”:  as defined in Section 4.11(b).

“Vehicles”:  vehicles owned or operated by, or leased or rented to or by, the Parent Borrower or Puerto Ricancars, including automobiles, trucks, vans, sport utility vehicles and other motor vehicles.

“Voting Stock”:  in relation to a Person, shares of Capital Stock entitled to vote generally in the election of directors to the board of directors or equivalent governing body of such Person.

1.2                                 Other Definitional Provisions; Interpretation.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)                                 As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Borrowers and their respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                                  Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(f)                                    Upon the consummation of a Puerto Ricancars Disposal Event, Puerto Ricancars shall, without any further action required by any party (including the delivery of a

Puerto Ricancars Termination Certificate as contemplated below), cease to be a “Borrower” under this Agreement and the other Loan Documents and, to the extent it has not yet done so, the Parent Borrower shall promptly execute and deliver to the Administrative Agent a Puerto Ricancars Termination Certificate; provided that no Puerto Ricancars Termination Certificate shall be effective as to Puerto Ricancars (other than to terminate its right to borrow additional Loans under this Agreement) at any time when any principal of or interest on any Loan to Puerto Ricancars shall be outstanding hereunder.  Promptly following its receipt of the Puerto Ricancars Termination Certificate, the Administrative Agent shall send a copy thereof to each Lender.

(g)                                 Parent Borrower may, from time to time after the Closing Date designate any class of assets specified in clauses (a) through (d) (but not clause (e)) of the definition of the PRUSVI Borrowing Base as being excluded from the PRUSVI Borrowing Base upon 3 Business Days written notice to the Administrative Agent (a “PRUSVI Borrowing Base Designation Notice”) specifying which classes of assets in clauses (a) through (d) (but not clause (e)) of such definition are to be excluded, and effective upon the Borrowers making such payments as may be required pursuant to Section 4.4(b)(iv), the class of assets in each such clause of the definition of PRUSVI Borrowing Base so designated (such assets, the “Excluded PRUSVI Assets”; it being understood and agreed that for purposes of the last sentence of this Section 1.2(h), “Excluded PRUSVI Assets” shall include all assets in any class designated as “Excluded PRUSVI Assets” in which Puerto Ricancars previously had any right, title or interest, notwithstanding that such assets are (including prior to any designation as “Excluded PRUSVI Assets”) no longer included in the PRUSVI Borrowing Base) shall cease to be included the PRUSVI Borrowing Base until the Parent Borrower redesignates such class of assets as being included PRUSVI Borrowing Base pursuant to Section 1.2(h) below, provided that a designation pursuant to this sentence may only be made if on the date of such designation, no Event of Default under clause 9(a), 9(g) or, solely with respect to the assets to be designated as Excluded PRUSVI Assets, 9(j), shall have occurred and be continuing.  In addition, if Parent Borrower has designated all classes of assets in clauses (a) through (d) of the definition of PRUSVI Borrowing Base as Excluded PRUSVI Assets, the Parent Borrower may also designate all deposit accounts described in clause (e) of the definition of PRUSVI Borrowing Base as an Excluded PRUSVI Asset by 3 Business Days written notice of such designation to the Administrative Agent. Notwithstanding anything to the contrary set forth herein or in any other Loan Document and subject to Section 1.2(h) below, so long as the Borrowers have made such payments as may be required pursuant to Section 4.4(b)(iv), no failure to grant or perfect any security interest under any Security Document with respect to any Excluded PRUSVI Assets, nor the incorrectness of any representation or warranty, including those previously made, that relate or related to any Excluded PRUSVI Assets or to the calculation of the PRUSVI Borrowing Base or any component thereof with respect to any Excluded PRUSVI Assets, shall result in or constitute a Default or an Event of Default hereunder.

(h)                                 Parent Borrower may, from time to time after the Closing Date, re-designate any Excluded PRUSVI Assets specified in clauses (a) through (e) of the definition of the PRUSVI Borrowing Base as being included in the PRUSVI Borrowing Base upon 3 Business Days written notice to the Administrative Agent specifying which Excluded PRUSVI Assets specified in clauses (a) through (e) of the definition of the PRUSVI Borrowing Base shall be included in the PRUSVI Borrowing Base.  Such Excluded PRUSVI Assets shall only cease to be

Excluded PRUSVI Assets and be included in the PRUSVI Borrowing Base upon the PRUSVI Collateral Agent receiving a fully perfected first priority security interest in such assets as and to the extent required by the terms of this Agreement and the other Loan Documents.  Notwithstanding the foregoing, if the Parent Borrower has not re-designated the deposit accounts described in clause (e) of the definition of PRUSVI Borrowing Base as being included in the PRUSVI Borrowing Base and complied with the perfection requirements of the immediately preceding sentence, the Parent Borrower shall not be permitted to re-designate any other Excluded PRUSVI Assets as being included in the PRUSVI Borrowing Base.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS.

2.1                                 Commitments.

(a)                                  Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Facility Commitment severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to each Borrower, as applicable, (each a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”), which Revolving Credit Loans:

(i)                                     shall be denominated in Dollars;

(ii)                                  shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that,  except as otherwise specifically provided in Section 4.9 and Section 4.10, all Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type;

(iii)                               may be repaid and reborrowed in accordance with the provisions hereof;

(iv)                              shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Lender Exposure of such Lender to exceed the amount of its Revolving Facility Commitment at such time; and

(v)                                 shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Lender Exposure outstanding to both Borrowers to exceed the Total Revolving Facility Commitment as then in effect.

(b)                                 Notwithstanding anything to the contrary in Sections 2.1(a) or (b) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish

Availability Reserves in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Domestic Borrowing Base and/or the PRUSVI Borrowing Base, as applicable, including reserves with respect to (i) sums that the respective Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the respective Borrowers or, without duplication, their respective Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent, is capable of ranking senior in priority to or pari passu with one or more of the Liens granted in the Security Documents (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral; provided that (x) the Administrative Agent shall have provided the applicable Borrower at least ten Business Days’ prior written notice of any such establishment, and (y) the Administrative Agent may only establish an Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date.  The amount of any Availability Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve.  Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed Availability Reserve, and the applicable Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.  In no event shall such notice and opportunity limit the right of the Administrative Agent to establish such Availability Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower.  In the event that the event, condition or other matter giving rise to the establishment of any Availability Reserve shall cease to exist (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Availability Reserve established pursuant to such event, condition or other matter, shall be discontinued.  Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts”, “Eligible Domestic Accounts”, “Eligible Domestic Program Vehicles”, “Eligible Domestic Risk Vehicles”, “Eligible Domestic Vehicles”, “Eligible PRUSVI Accounts”, “Eligible PRUSVI Program Vehicles”, “Eligible PRUSVI Risk Vehicles”, “Eligible PRUSVI Vehicles”, “Eligible Vehicles”, and vice versa, or reserves or criteria deducted in computing the Net Book Value of or the Net Orderly Liquidation Value of Eligible Domestic Program Vehicles, Eligible Domestic Risk Vehicles, Eligible PRUSVI Program Vehicles or Eligible PRUSVI Risk Vehicles and vice versa.

(c)                                  In the event the Parent Borrower or Puerto Ricancars, as applicable, are unable to comply with (i) the Domestic Borrowing Base limitations or PRUSVI Borrowing Base limitations, as applicable, set forth in Section 2.1, as the case may be, or (ii) the conditions precedent to the making of Revolving Credit Loans set forth in Section 6, the Lenders authorize the Administrative Agent, for the account of the Lenders, to make Revolving Credit Loans to the Borrowers (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (A) the 30th Business Day after such date, (B) the date the respective Borrowers or Borrower are again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans, or obtains an amendment or waiver with respect thereto and (C) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances.  The Administrative Agent shall not make any Agent Advance to the extent that at such time the amount of such Agent Advance, (I) when such Agent Advance is added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 5% of the Total Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (II) when added to the Aggregate Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Revolving Facility Commitment at such time.  It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in its discretion to the extent the Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.

(d)                                 Revolving Credit Loans shall not be made to (i) the Parent Borrower to the extent the incurrence thereof would cause the Aggregate Lender Exposure outstanding to Parent Borrower to exceed the Domestic Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), or (ii) Puerto Ricancars (x) to the extent the incurrence thereof would cause the Aggregate Lender Exposure outstanding to Puerto Ricancars to exceed the PRUSVI Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) and (y) after the occurrence of any Puerto Ricancars Disposal Event.

(e)                                  Reserved.

(f)                                    Each Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Section 11.6(b), in order to evidence such Lender’s Revolving Credit Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such Revolving Credit Lender to such Borrower.  Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Section 4.1.

(g)                                 Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Parent Borrower shall not be jointly or jointly and severally liable with Puerto Ricancars for any liabilities or obligations of Puerto Ricancars hereunder and (ii) Puerto Ricancars shall not be jointly or jointly and severally liable with the Parent Borrower for any liabilities or obligations of the Parent Borrower hereunder.

2.2                                 Procedure for Revolving Credit Borrowing.  Each of the Borrowers may borrow under the Revolving Facility Commitments during the Commitment Period on any Business Day, provided that the applicable Borrower shall give the Administrative Agent, irrevocable notice, which notice must be received by the Administrative Agent prior to (a) 12:30 P.M., New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans or (b) 10:00 a.m., New York City time, on the requested Borrowing Date, for ABR Loans, in each case specifying (i) the identity of the Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurocurrency Loans, ABR Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor.  Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, in multiples of $1,000,000 (or, if the Revolving Facility Commitments then available (as calculated in accordance with Section 2.1(a)) are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each applicable Revolving Credit Lender thereof.  Subject to the satisfaction of the conditions precedent specified in Section 6.2, each applicable Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent, specified in Section 11.2 prior to 12:30 P.M. (or 10:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent, or at such other time as to which the Administrative Agent shall notify such Borrower reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by such Borrower in Dollars and in funds immediately available to the Administrative Agent.

2.3                                 Termination or Reduction of Revolving Facility Commitments.  The Parent Borrower (on behalf of itself and each other Borrower) shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Revolving Facility Commitments or, from time to time, to reduce the amount of the Revolving Facility Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding, would exceed the Revolving Facility Commitments then in effect and provided further that any such notice of termination delivered by the Parent Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Revolving Facility Commitments then in effect.

2.4                                 Reserved.

2.5                                 Reserved.

2.6                                 Reserved.

2.7                                 Reserved.

2.8                                 Repayment of Loans.  (a)  Each Borrower hereby unconditionally promises to pay to the Administrative Agent (in Dollars) for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9).  Each Borrower hereby further agrees to pay interest (which payments shall be in the same currency in which the respective Loan referred to above is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.1.

(b)                                 Upon the occurrence of a Puerto Ricancars Disposal Event, Puerto Ricancars shall pay to the Administrative Agent (in Dollars) for the account of each Lender the unpaid principal amount of each Revolving Credit Loan of such Lender made to Puerto Ricancars, on the date of consummation of a Puerto Ricancars Disposal Event (together with any accrued and unpaid interest and commitment fees thereon).

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d)                                 The Administrative Agent shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the Borrowers to which such Loan is made, each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each of the Borrowers and each applicable Lender’s share thereof.

(e)                                  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.9                                 Commitment Increases.

(a)                                  The Parent Borrower shall have the right at any time and from time to time to (i) increase the Commitments of any Lender and/or (ii) add Commitments (“Additional Commitments”), provided that, no Additional Commitment shall become effective if any Specified Default has occurred and is continuing, of one or more financial institutions or other entities that will become “Lenders” (each an “Additional Commitment Lender”), in each case subject only to the consent of such Lender that is increasing its Commitment or Additional Commitment Lender, as applicable.  For the avoidance of doubt, no Lender will be required to provide any such Additional Commitments unless it so agrees.

(b)                                 With respect to a Commitment increase pursuant to clause (a)(i) above, the Parent Borrower shall provide a supplement substantially in the form of Exhibit J-1 hereto (the “Increase Supplement”) specifying the Revolving Facility Commitment increase executed by each increasing Lender and the Parent Borrower which shall be delivered to the Administrative Agent for recording in the Register.  With respect to a Commitment increase pursuant to clause (a)(ii) above, the Parent Borrower shall provide a Lender Joinder Agreement substantially in the form of Exhibit J-2 hereto (the “Lender Joinder Agreement”) specifying, among other things, the Revolving Facility Commitment amount executed by the Additional Commitment Lender and the Parent Borrower, which shall be delivered together with any tax forms required pursuant to Section 4.11 hereof to the Administrative Agent for its recording in the Register. Upon effectiveness of the Lender Joinder Agreement, each Additional Commitment Lender shall be a Lender for all intents and purposes of this Agreement and such Additional Commitments shall be Revolving Facility Commitments.

(c)                                  Upon the effectiveness of the Increase Supplement or the Lender Joinder Agreement, as the case may be, outstanding Loans shall be reallocated (and the increasing Lender or joining Additional Commitment Lender, as applicable, shall make appropriate payments representing principal, with the Parent Borrower making any necessary payments of accrued interest) so that after giving effect thereto the increasing Lender or the joining Additional Commitment Lender, as the case may be, and the other Lenders share ratably in the Aggregate Lender Exposure, in accordance with the applicable Revolving Facility Commitments (and notwithstanding Section 4.12, no Borrower shall be liable for any amounts under Section 4.12 as a result of such reallocation).

SECTION 3.  RESERVED.

SECTION 4.  GENERAL PROVISIONS APPLICABLE TO LOANS.

4.1                                 Interest Rates and Payment Dates.  (a)  Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

(b)                                 Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c)                                  If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Section 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Section 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in paragraph (b) of this Section 4.1 for ABR Loans that are Revolving Credit Loans accruing interest at the ABR rate plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 4.1 shall be payable from time to time on demand.

(e)                                  It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2                                 Conversion and Continuation Options.

(a)                                  The applicable Borrowers may elect from time to time to convert outstanding Revolving Credit Loans from Eurocurrency Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrowers may elect from time to time to convert outstanding Revolving Credit Loans from ABR Loans to Eurocurrency Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  All or any part of outstanding Eurocurrency Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the applicable Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Termination Date.

(b)                                 Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrowers giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the applicable Borrower that no such continuations may be made or (ii) after the date that is one month prior to either the Termination Date, and provided, further, that in the case of Eurocurrency Loans made or outstanding in Dollars if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice of continuation pursuant to this Section 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3                                 Minimum Amounts of Sets.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding.

4.4                                 Optional and Mandatory Prepayments.  (a)  Each of the Borrowers may at any time and from time to time prepay the Loans made to it, in whole or in part, subject to Section 4.12, without premium or penalty, upon at least three Business Days’ notice by the applicable Borrower to the Administrative Agent (in the case of Eurocurrency Loans) or at least one Business Day’s notice by the applicable Borrower to the Administrative Agent (in the case of ABR Loans).  Such notice shall be irrevocable except as provided in Section 4.4(e).  Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each.  Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  If any such notice is given, the amount specified in such notice shall (subject to Section 4.4(e)) be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Section 4.12.  Partial prepayments of the Loans pursuant to this Section shall (unless the Parent Borrower otherwise directs) be applied, first, to payment of the Revolving Credit Loans then outstanding, and then, to all other amounts then due and owing hereunder.  Partial prepayments pursuant to this Section 4.4(a) shall be in multiples of $1,000,000, provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)                                 (i)                                     On any day on which the Aggregate Lender Exposure outstanding to Puerto Ricancars exceeds the PRUSVI Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), Puerto Ricancars shall prepay on such day the principal of Revolving Credit Loans made to it in an amount at least equal to such excess.

(ii)                                  On any day on which the Aggregate Lender Exposure outstanding to Parent Borrower exceeds the Domestic Borrowing Base (based on the Borrowing Base Certificate last delivered), the Parent Borrower shall prepay on such day the principal of Revolving Credit Loans made to it in an amount at least equal to such excess.

(iii)                               On any day on which the Aggregate Lender Exposure outstanding to both Borrowers exceeds the Total Revolving Facility Commitment at such time, the Borrowers shall prepay on such day the principal of Revolving Credit Loans in an amount at least equal to such excess.

(iv)                              Upon delivery of a PRUSVI Borrowing Base Designation Notice, if the Aggregate Lender Exposure outstanding to Puerto Ricancars exceeds the PRUSVI Borrowing Base at such time (recalculated to give effect to the exclusion of any asset described in clauses (a) through (d) (and clause (e), if permitted) of the PRUSVI Borrowing Base being excluded pursuant to Section 1.2(g)), Puerto Ricancars shall prepay on such day the principal of Revolving Credit Loans made to it in an amount at least equal to such excess.

(c)                                  For avoidance of doubt, the Revolving Facility Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans made under Section 4.4(b).

(d)                                 Notwithstanding the foregoing provisions of this Section 4.4, if at any time any prepayment of the Loans pursuant to Section 4.4(a) or 4.4(b) would result, after giving effect to the procedures set forth in this Agreement, in any Borrower incurring breakage costs under Section 4.12 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of such Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by such Borrower); or (ii) make a prepayment of the Revolving Credit Loans in accordance with Section 4.4(a) with an amount equal to a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), provided, that, in the case of either clause (i) or (ii), such unpaid Eurocurrency Loans shall continue to bear interest in accordance with

Section 4.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans have or has been prepaid.

(e)                                  If a notice of prepayment in connection with a repayment of all outstanding Loans is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.3, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.3.

(f)                                    On the Springing Maturity Date, if the sum of the aggregate principal amount of the Senior Dollar 2014 Notes then outstanding and the Dollar Equivalent of the aggregate principal amount of Senior Euro 2014 Notes then outstanding exceeds $500,000,000, then on such date the Borrowers shall make payment in full of the Loans and any other amounts then due and owing to any Lender or the Agents hereunder.

4.5                                 Commitment Fees; Administrative Agent’s Fee; Other Fees.  (a)  Each Borrower agrees to pay (such payment to be made pro rata based on the most recent Domestic Borrowing Base and PRUSVI Borrowing Base) to the Administrative Agent, for the account of each Lender a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Unutilized Revolving Facility Commitment of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Revolving Facility Commitments shall terminate as provided herein.

(b)                                 Each Borrower agrees to pay to the Administrative Agent any fees in the amounts and on the dates previously agreed to in writing (including, without limitation, in any fee letters) by the Borrowers and the Administrative Agent in connection with this Agreement.

4.6                                 Computation of Interest and Fees.  (a)  Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Parent Borrower or any Lender, deliver to the Parent Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Section 4.1, excluding any Eurocurrency Base Rate which is based upon the BBA LIBOR Settlement Rates Page and any ABR Loan which is based upon the Prime Rate.

4.7                                 Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Eurocurrency Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (a) any Eurocurrency Loans, the rate of interest applicable to which is based on the Affected Eurocurrency Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans (to the extent otherwise permitted by Section 4.2), (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be converted to or continued as ABR Loans (to the extent otherwise permitted by Section 4.2) and (c) any outstanding Eurocurrency Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate and that are not otherwise permitted to be converted to or continued as ABR Loans by Section 4.2 shall, upon demand by the applicable Revolving Credit Lenders the Revolving Facility Commitment Percentage of which aggregate greater than 50% of such Revolving Credit Loans, be immediately repaid by the applicable Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the Parent Borrower, shall remain outstanding and bear interest at a rate which reflects, as to each of the Revolving Credit Lenders, such Revolving Credit Lender’s cost of funding such Eurocurrency Loans as reasonably determined by such Revolving Credit Lender, plus the Applicable Margin hereunder. If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such affected Eurocurrency Loan, the applicable Borrower shall pay to each of the applicable Revolving Credit Lenders such amounts, if any, as may be required pursuant to Section 4.12.  Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate.

4.8                                 Pro Rata Treatment and Payments.  (a)  Each borrowing of Revolving Credit Loans by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the Revolving Facility Commitments hereunder shall be allocated by the Administrative Agent, and any reduction of the Revolving Facility Commitments of the Lenders, as applicable, shall be allocated by the Administrative Agent pro rata according to the Revolving Facility Commitment Percentage, as applicable, of the applicable Lenders.  Each payment (including each prepayment, but excluding payments made pursuant to Section 2.9, 4.8(c), 4.9, 4.10, 4.11, 4.13(d) or 11.1(d)) by any of the applicable Borrowers on account of principal of and interest on any Revolving Credit Loans, as applicable, shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Credit Lenders.  Each payment (including each prepayment, but excluding payments made pursuant to Section 2.9, 4.8(c), 4.9, 4.10, 4.11, 4.13(d) or 11.1(d)) by the Parent Borrower on account of principal of and interest on any Revolving Credit Loans, as applicable, shall be allocated by the Administrative Agent to the outstanding principal amounts of such Revolving Credit Loans then due and owing by Parent Borrower.  Each payment (including each prepayment, but excluding payments made pursuant to Section 2.9, 4.8(c), 4.9, 4.10, 4.11, 4.13(d) or 11.1(d)) by Puerto Ricancars on account of principal of and interest on any Revolving Credit Loans, shall be allocated by the Administrative Agent to the outstanding principal amounts of such Revolving Credit Loans then due and owing by Puerto Ricancars.  All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans at the Administrative Agent’s office specified in Section 11.2, in immediately available funds.  Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, such Agent may assume that such Lender is making such amount available to such Agent, and such Agent may, in reliance upon such assumption, make available to the applicable Borrowers in respect of such borrowing a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the applicable Agent by such Lender within three Business Days of such Borrowing Date, (x) the applicable Agent shall notify the Parent Borrower of the failure of such Lender to make such amount available to the Administrative Agent and such Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, in either case on demand, from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, (i) borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to Section 2.1 and/or (ii) take any action permitted by the following Section 4.8(c).

(c)                                  Notwithstanding anything contained in this Agreement:

(i)                                     If at any time there is a Defaulting Lender, the Parent Borrower shall have the right to (A) seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Revolving Credit Lender and assume all or part of the Revolving Facility Commitment of such Defaulting Lender.  In such event, the Parent Borrower, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (B) upon notice to the Administrative Agent, to prepay the Revolving Credit Loans and, at the Parent Borrower’s option, terminate the Revolving Facility Commitments of such Defaulting Lender, in whole or in part, without premium or penalty.

(ii)                                  In determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Revolving Credit Loans and/or Revolving Facility Commitment of such Defaulting Lender) shall be excluded and disregarded, unless at such time there are no Non-Defaulting Lenders, in which case such Defaulting Lender shall not be excluded and disregarded.  If, in determining the Required Lenders or Supermajority Lenders in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document requested by the Parent Borrower at a time when there are no Non-Defaulting Lenders, if such Defaulting Lender has not provided such approval or consent and does not give written notice to the Administrative Agent that it is withholding such approval or consent prior to the date that is 20 Business Days after the Administrative Agent or the Parent Borrower has delivered a request for such approval or consent to such Defaulting Lender pursuant to the terms of Section 11.2 of this Agreement, such Defaulting Lender will be deemed to have provided such approval or consent for purposes of such determination.  No commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(iii)                               If at any time any Borrower shall be required to make any payment under any Loan Document to or for the account of a Defaulting Lender, then such Borrower, so long as it is then permitted to borrow Revolving Credit Loans hereunder, may set off and otherwise apply its obligation to make such payment against the obligation of such Defaulting Lender to make a Revolving Credit Loan.  In such event, the amount so set off and otherwise applied shall be deemed to constitute a Revolving Credit Loan by such Defaulting Lender made on the date of such set-off and included within any borrowing of Revolving Credit Loans as the Administrative Agent may reasonably determine.

(iv)                              If any Borrower shall be required to pay any amount under any Loan Document to or for the account of any Defaulting Lender, then such Borrower, so long as it is then permitted to borrow Revolving Credit Loans hereunder, may satisfy such payment obligation by paying such amount to the Administrative Agent to be (to the extent permitted by applicable law and to the extent not utilized by the Administrative Agent to satisfy obligations of the Defaulting Lender owing to it) held by the Administrative Agent in escrow pursuant to its standard terms (including as to the earning of interest), and applied (together with any accrued interest) by it from time to time to make any Revolving Credit Loans or other payments as and when required to be made by such Defaulting Lender hereunder.

4.9                                 Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Parent Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested (to the extent otherwise permitted by Section 4.2), (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law (to the extent otherwise permitted by Section 4.2) and (d) such Lender’s Loans then outstanding as Affected Loans, if any, not otherwise permitted to be converted to ABR Loans by Section 4.2 shall, upon notice to the Parent Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law).  If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.12.

4.10                           Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)                                     shall subject such Lender to any tax of any kind whatsoever with respect to any Eurocurrency Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes and taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch profits taxes (in the case of such capital, net worth or branch profits taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate, hereunder; or

(iii)                               shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the Administrative Agent, in accordance herewith, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans (in compliance with Section 4.2) by giving the Administrative Agent at least one Business Day’s notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 4.10(a) and such amounts, if any, as may be required pursuant to Section 4.12.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction.  Such a certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)                                  Notwithstanding anything to the contrary this Section 4.10, no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.  In addition, no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above unless such Lender delivers a certificate from a senior officer of such Lender certifying to the Parent Borrower that the request therefor is being made, and the method of calculation of the amount so requested is being applied, consistently with such Lender’s treatment of a majority of its customers in connection with similar transactions affected by the relevant adoption or change in a Requirement of Law.

4.11                           Taxes.  (a)  Except as provided below in this Section 4.11 or as required by law, all payments made by each of the Borrowers and the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, gross receipts, municipal, sales, use, excise, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding Taxes measured by or imposed upon the overall net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed:  (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes.  If any such non-excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable by any Borrower or any Agent to the Administrative Agent or any Lender hereunder or under any Notes, the amounts payable by such Borrower shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that each of the Borrowers shall be entitled to deduct and withhold, and the Borrowers shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by any Borrower or any Agent to, or for the account of, any such Agent or Lender shall not be increased (w) if such Agent or Lender fails to comply with the requirements of paragraphs (b) or (c) of this Section or (x) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent becomes an Agent hereunder or such Lender becomes a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (such change, at such time, a “Change in Law”) or (y) with respect to any Non-Excluded Taxes imposed by the Commonwealth of Puerto Rico, the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a Change in Law or (z) with respect to any Non-Excluded Taxes arising under Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantially comparable), and any regulations promulgated thereunder or official interpretations thereof (“FATCA”).  Whenever any Non-Excluded Taxes are payable by any of the Borrowers, as promptly as possible thereafter the applicable Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.  If any of the Borrowers fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 Each Agent and each Lender that stands ready to make, makes or holds any Extension of Credit to the Parent Borrower (a “U.S. Extender of Credit”), in each case that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall:

(X)

(i)                                     on or before the date of any payment by the Parent Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Parent Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8EXP or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(ii)                                  deliver to the Parent Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Parent Borrower; and

(iii)                               obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Parent Borrower or the Administrative Agent; or

(Y)                                in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(iv)                              represent to the Parent Borrower and the Administrative Agent that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;

(v)                                 deliver to the Parent Borrower on or before the date of any payment by the Parent Borrower, with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit E (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and shall also deliver to the Parent Borrower and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Parent Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(vi)                              deliver, to the extent legally entitled to do so, upon reasonable request by the Parent Borrower, to the Parent Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (ii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Parent Borrower) which would be imposed on such Lender of complying with such request; or

(Z)                                in the case of any such Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(vii)                           on or before the date of any payment by the Parent Borrower under this Agreement or any Notes to, or for the account of, such Lender, deliver to the Parent Borrower and the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Parent Borrower and the Administrative Agent that such Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the Parent Borrower and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A)                              with respect to each beneficiary or member of such Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Parent Borrower and the Administrative Agent (I) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI, Form W-8EXP or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)                                with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Parent Borrower and the Administrative Agent that such beneficiary or member is not a bank within the meaning of Section

881(c)(3)(A) of the Code, and (II) also deliver to the Parent Borrower and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes;

(viii)                        deliver to the Parent Borrower and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Parent Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(ix)                                deliver, to the extent legally entitled to do so, upon reasonable request by the Parent Borrower, to the Parent Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Parent Borrower) which would be imposed on such Lender (or beneficiary or member) of complying with such request;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in clause (Z) above, if later) which renders all such forms inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering any such form or statement with respect to it and such Lender so advises the Parent Borrower and the Administrative Agent.

(c)                                  Each Agent and each U.S. Extender of Credit, in each case that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall on or before the date of any payment by the Parent Borrower under this Agreement or any Notes to, or for the account of, such Agent or U.S. Extender of Credit, deliver to the Parent Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Agent or U.S. Extender of Credit is a United States Person (within the meaning of Section 7701(a)(30) of the Code) and that such Agent or U.S. Extender of Credit is entitled to a complete exemption from United States backup withholding tax.

(d)                                 Each Agent and each Lender that stands ready to make, makes or holds any Extension of Credit to Puerto Ricancars shall deliver, to the extent legally entitled to do so, upon reasonable request by Puerto Ricancars, to Puerto Ricancars and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender to an exemption from withholding with respect to payments by or on behalf of Puerto Ricancars under this Agreement and any Notes, provided that in determining the reasonableness of a request under this sentence such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by Puerto Ricancars) which would be imposed on such Agent or Lender of complying with such request.

(e)                                  If a payment made to an Agent or U.S. Extender of Credit hereunder may be subject to U.S. federal withholding tax under FATCA, such Agent or Lender shall deliver to the Parent Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent to comply with its withholding obligations, to determine that such Agent or Lender has complied with such Agent or Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this paragraph (e), the term “FATCA” shall include any amendments or successor provisions thereto.

4.12                           Indemnity.  Each Borrower agrees to indemnify each Lender in respect of Extensions of Credit made, or requested to be made, to the Borrowers, and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurocurrency Loans after the Parent Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  If any Lender becomes entitled to claim any amounts under the indemnity contained in this Section 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any indemnification pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13                           Certain Rules Relating to the Payment of Additional Amounts.  (a)  Upon the request, and at the expense of the applicable Borrower, each Lender to which any of the Borrowers is required to pay any additional amount pursuant to Section 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford any Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)                                 If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under Section 9(a) or (g) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under Section 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c)                                  If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by any of the Borrowers pursuant to Section 4.10 or 4.11, such Lender shall promptly notify the applicable Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Parent Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d)                                 If any of the Borrowers shall become obligated to pay additional amounts pursuant to Section 4.10 or 4.11, the applicable Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and such Borrower to purchase the affected Loan (and/or the related Revolving Facility Commitments), in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) upon notice to the Administrative

Agent, to prepay the affected Loan and, at the Parent Borrower’s option, terminate the Revolving Facility Commitments of the applicable Lender, in whole or in part, subject to Section 4.12, without premium or penalty.  In the case of the substitution of a Lender, the Parent Borrower (and any other applicable Borrower), the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 11.6(b) in connection with such assignment shall be paid by the Parent Borrower or the substitute Lender.  In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under Sections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Section 4.13) prior to such substitution or prepayment.  In the case of the substitution of a Lender, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e)                                  If any Agent or any Lender receives a refund directly attributable to taxes for which any of the Borrowers has made additional payments pursuant to Section 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)                                    The obligations of any Agent, Lender or Participant under this Section 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

4.14                           Cash Management System  (a)  Within 30 days following the Closing Date, Borrowers will establish and maintain until the Termination Date, the cash management system described in Exhibit C with such changes as may be mutually agreed by the Borrowers and the Administrative Agent (the “Cash Management System”).

(b)                                 Until such time as the Parent Borrower shall have complied with the provisions of Section 4.14(a) as it relates to Part I of Exhibit C, no amounts shall be included in the Domestic Borrowing Base pursuant to clause (e) of the definition of “Domestic Borrowing Base”.

(c)                                  Until such time as the Parent Borrower shall have complied with the provisions of Section 4.14(a) as it relates to Part I of Exhibit C, (i) the Parent Borrower shall cause all proceeds from the disposition of Facility Assets to be transferred to the Hertz Collateral Account (as such term is defined in Exhibit C) or to another account acceptable to the Administrative Agent, as promptly as practicable, but in any event within seven (7) Business Days, after such proceeds were deposited into the Joint Collection Account and (ii) the Parent Borrower shall promptly provide the Administrative Agent with such reporting and other information as the Administrative Agent shall reasonably request in order to permit the Administrative Agent to monitor the requirements set forth in clause (i) of this Section 4.14(c).

SECTION 5.  REPRESENTATIONS AND WARRANTIES.  To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Parent Borrower, with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date and on every Borrowing Date thereafter, to the Administrative Agent and each Lender that:

5.1                                 Financial Condition.  (a)  The audited consolidated balance sheets of the Parent Borrower and its consolidated Subsidiaries as of December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, and the unaudited consolidated balance sheets of the Parent Borrower and its consolidated Subsidiaries as of March 31, 2011 and June 30, 2011 and the related consolidated statements of operations and cash flows for the period ended on such date, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years or periods then ended, of the Parent Borrower and its consolidated Subsidiaries.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Parent Borrower, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements).  During the period from December 31, 2010 to and including the Closing Date, except as permitted by the Predecessor Credit Agreement, there has been no sale, transfer or other disposition by the Parent Borrower and its consolidated Subsidiaries of any material part of the business or property of the Parent Borrower and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(b)                                 The audited consolidated balance sheets of Puerto Ricancars as of December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of income and retained earnings and cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years or periods then ended, of Puerto Ricancars. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Parent Borrower, and disclosed in any such schedules and notes).  During the period from December 31, 2010, to and including the Closing Date, except as permitted by the Predecessor Credit Agreement, there has been no sale, transfer or other disposition by Puerto Ricancars of any material part of the business or property of Puerto Ricancars and no purchase or other acquisition Puerto Ricancars of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of Puerto Ricancars which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

5.2                                 No Change; Solvent.  Since December 31, 2010, except as and to the extent disclosed on Schedule 5.2, (a) there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (ii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the transactions contemplated hereby) and (b) except to the extent disclosed on Schedule 5.2 or as otherwise permitted by the Predecessor Credit Agreement or by this Agreement and each other Loan Document, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Parent Borrower, nor has any of the Capital Stock of the Parent Borrower been redeemed, retired, purchased or otherwise acquired for value by the Parent Borrower or any of its Subsidiaries.  As of the Closing Date, after giving effect to the consummation of the transactions described in preceding clauses (i) through (ii) in clause (a) above, the Parent Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

5.3                                 Corporate Existence; Compliance with Law.  Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4                                 Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each of the Borrowers, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each of the Borrowers, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and any Notes.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each of the Borrowers, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, (d) notices pursuant to Article 201 of the Puerto Rico Political Code of 1902, as amended (3 L.P.R.A. § 902), in respect of Accounts of the Parent Borrower and its Subsidiaries the Obligor of which is the Commonwealth of Puerto Rico or any department, agency or instrumentality thereof and (e) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.  This Agreement has been duly executed and delivered by each of the Borrowers, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party.  This Agreement constitutes a legal, valid and binding obligation of each of the Borrowers and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5                                 No Legal Bar.  The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by Section 8.1) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6                                 No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against Parent Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, except as described on Schedule 5.6, (a) which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7                                 No Default.  Neither the Parent Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

5.8                                 Ownership of Property; Liens.  Each of the Parent Borrower and its Restricted Subsidiaries has good title to, or a valid leasehold interest in all its material property that consists of Facility Assets.

5.9                                 Reserved.

5.10                           No Burdensome Restrictions.  None of the Parent Borrower, and its Restricted Subsidiaries, is in violation of any Requirement of Law or Contractual Obligation of or applicable to such Person that would be reasonably expected to have a Material Adverse Effect.

5.11                           Taxes.  To the knowledge of the Parent Borrower, each of Holdings, the Parent Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Parent Borrower or its Restricted Subsidiaries, as the case may be); and no tax Lien has been filed, and no claim is being asserted, with respect to any such Taxes.

5.12                           Federal Regulations.  No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board.  If requested by any Lender or the Administrative Agent, the Parent Borrower and prior to the consummation of a Puerto Ricancars Disposal Event, Puerto Ricancars will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.13                           ERISA.

(a)                                  During the five (5) year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) of this Section 5.13(a), as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect:  (i) a Reportable Event; (ii) any failure to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Reorganization or Insolvency of any Multiemployer Plan; or (x) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

(b)                                 With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect:  (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) with respect to the assets of any Foreign Plan (other than individual claims for the payment of benefits) (A) any facts that, to the knowledge of the Parent Borrower or any Restricted Subsidiary, exist that would reasonably be expected to give rise to a dispute and (B) any pending or threatened disputes that, to the knowledge of the Parent Borrower or any Restricted Subsidiary, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Restricted Subsidiaries, and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.14                           Collateral.  (a)  Upon execution and delivery thereof by the parties thereto, the Domestic Guarantee and Collateral Agreement will be effective to create (to the extent described therein) in favor of the Domestic Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (i) the actions specified in Section 4 of the Domestic Guarantee and Collateral Agreement have been duly taken, (ii) all applicable Deposit Accounts (as defined in the Domestic Guarantee and Collateral Agreement) a

security interest in which is required to be or is perfected by “control” (as described in the UCC) are under the “control” of the Domestic Collateral Agent or the Administrative Agent, as agent for the Domestic Collateral Agent and as directed by the Domestic Collateral Agent, and (iii) the Vehicle titles have been duly registered showing the Lien of the Domestic Collateral Agent, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor (as applicable) party thereto in the Collateral described therein with respect to such pledgor (as applicable).

(b)                                 Upon execution and delivery thereof by the parties thereto, the PRUSVI Guarantee and Collateral Agreement will be effective to create (to the extent described therein) in favor of the PRUSVI Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (i) the actions specified in Section 4 of the PRUSVI Guarantee and Collateral Agreement have been duly taken, (ii) all applicable Deposit Accounts (as defined in the PRUSVI Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in the State of New York from time to time) are under the “control” of the PRUSVI Collateral Agent or the Administrative Agent, as agent for the PRUSVI Collateral Agent and as directed by the PRUSVI Collateral Agent, and (iii) the financing statement with respect to each Vehicle has been filed at the Puerto Rico Department of Transportation and Public Works and Vehicle titles have been duly stamped or annotated showing the security interest of the PRUSVI Collateral Agent, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor (as applicable) party thereto in the Collateral described therein with respect to such pledgor (as applicable).

5.15                           Investment Company Act; Other Regulations.  None of the Borrowers is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. None of the Borrowers is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.16                           Reserved.

5.17                           Purpose of Loans.  The proceeds of Revolving Credit Loans shall not be used by the Borrowers for any purposes other than to refinance amounts outstanding under the Predecessor Credit Agreement, for the acquisition, financing or refinancing of Eligible Vehicles and to finance the working capital and business requirements, and for general corporate purposes, of the Borrowers and their Subsidiaries.

5.18                           Environmental Matters.  Other than as disclosed on Schedule 5.18 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)                                  The Parent Borrower and its Restricted Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

(b)                                 Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries, or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Parent Borrower’s planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Parent Borrower or any of its Restricted Subsidiaries that is part of the Collateral.

(c)                                  There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened.

(d)                                 None of the Parent Borrower or any of its Restricted Subsidiaries, has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e)                                  None of the Parent Borrower or any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.19                           No Material Misstatements.  The written information, reports, financial statements, exhibits and schedules concerning the Loan Parties furnished by or on behalf of the Borrowers to the Administrative Agent and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole.  It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Borrowers’ and their Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrowers and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.20                           Labor Matters.  There are no strikes pending or, to the knowledge of the Parent Borrower, reasonably expected to be commenced against the Parent Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Parent Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.21                           Insurance.  Schedule 5.21 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Parent Borrower and its Restricted Subsidiaries taken as a whole maintained by Restricted Subsidiaries other than Loan Parties, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

5.22                           Eligible Accounts.  As of the date of any Borrowing Base Certificate, the Accounts included in the calculation of Eligible Accounts on such Borrowing Base Certificate satisfy in all material respects all requirements of an “Eligible Account” hereunder.

5.23                           Eligible Vehicles.  As of the date of any Borrowing Base Certificate, all Vehicles included in the calculation of Eligible Vehicles on such Borrowing Base Certificate satisfy in all material respects requirements of an “Eligible Vehicles” hereunder.

5.24                           Anti-Terrorism.  As of the Closing Date, the Parent Borrower and its Restricted Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.  CONDITIONS PRECEDENT.

6.1                                 Conditions to Initial Extension of Credit.  This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)                                  Loan Documents.  The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i)                                     this Agreement, executed and delivered by a duly authorized officer of each Borrower;

(ii)                                  the Domestic Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Parent Borrower and each Domestic Subsidiary (other than any Excluded Subsidiary); and

(iii)                               the PRUSVI Guarantee and Collateral Agreement executed and delivered by a duly authorized officer of Puerto Ricancars and each other Loan Party signatory thereto.

(b)                                 Outstanding Indebtedness.  All principal, accrued and unpaid interest, and other amounts then due and owing under the Predecessor Credit Agreement shall have been or shall substantially contemporaneously be, paid in full and all commitments thereunder shall have been, or shall substantially contemporaneously be, terminated, and any Liens on the Collateral granted by any Loan Party to secure such obligations shall have been, or shall substantially contemporaneously be, terminated and released.

(c)                                  Reserved.

(d)                                 Financial Information.  The Administrative Agent shall have received (i) audited financial statements of the Parent Borrower for the three fiscal years ended December 31, 2010 certified by the Parent Borrower’s independent registered public accountants and (ii) unaudited financial statements for the Parent Borrower for the most recent interim quarter for which financial statements are available (but in no event for a period ended less than 45 days prior to the Closing Date).

(e)                                  Governmental Approvals and/or Consents.  All Loans to the Borrowers (and all guarantees thereof and security therefor), shall be in substantial compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.

(f)                                    Lien Searches.  The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which have been filed with respect to personal property of the Parent Borrower and Puerto Ricancars in any of the jurisdictions set forth in Schedule 6.1(f), and the results of such search shall not reveal any liens other than Liens permitted by Section 8.1.

(g)                                 Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)                                     the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of the Parent Borrower, Puerto Ricancars and the other

Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(ii)                                  the executed legal opinion of Richard J. Frecker, assistant general counsel to the Parent Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(iii)                               the executed legal opinion of BoltNagi PC, special United States Virgin Islands counsel to each of the Parent Borrower, Puerto Ricancars and certain other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(iv)                              the executed legal opinion of Adsuar Muñiz Goyco Seda & Pérez-Ochoa, P.S.C., special Puerto Rico counsel to each of the Parent Borrower, Puerto Ricancars and certain other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(v)                                 the executed legal opinion of Goodsill Anderson Quinn & Stifel LLP, special Hawaiian counsel to each of the Parent Borrower, Puerto Ricancars and certain other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent; and

(vi)                              the executed legal opinion of Jenner & Block LLP, special Illinois counsel to Donlen Corporation, in form and substance reasonably satisfactory to the Administrative Agent.

(h)                                 Closing Certificate.  The Administrative Agent shall have received a certificate from each Loan Party, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments.

(i)                                     Perfected Liens.

(i)                                     The Domestic Collateral Agent shall, subject to the provisions contained in the definition of “Eligible Vehicles,” and Section 7.9 hereof, have obtained a valid security interest in the Collateral covered by the Domestic Guarantee and Collateral Agreement (with the priority contemplated therein); and, subject to the Security Provisions, all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection of such security interests shall have been executed and delivered, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Domestic Collateral Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens.

(ii)                                  The PRUSVI Collateral Agent shall, subject to the provisions contained in the definition of “Eligible Vehicles” and Section 7.9 hereof, have obtained a valid security interest in the Collateral covered by the PRUSVI Guarantee and Collateral Agreement (with the priority contemplated therein); and, subject to the provisions contained in the definition of “Eligible Vehicles” and Section 7.9, all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection of such security interests shall have been executed and delivered and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens.

(j)                                     Fees.  The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Borrowers to them on or prior to the Closing Date, including the fees referred to in Section 4.5.

(k)                                  Borrowing Certificate.  The Administrative Agent shall have received a certificate from the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit G reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of the Parent Borrower.

(l)                                     Corporate Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party  authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

(m)                               Incumbency Certificates of the Loan Parties.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(n)                                 Governing Documents.  The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

(o)                                 Insurance.  Parent Borrower shall have used reasonable best efforts to ensure that the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 of this Agreement and

Section 5.2.2 Domestic Guarantee and Collateral Agreement and any similar section of any PRUSVI Guarantee and Collateral Agreement shall have been satisfied. Parent Borrower shall have used reasonable best efforts to cause the Administrative Agent and the other Secured Parties to have been named as additional insured with respect to liability policies and the Domestic Collateral Agent and/or the PRUSVI Collateral Agent, as applicable, to have been named as loss payee with respect to the property insurance maintained by each Borrower insuring the Facility Assets.

(p)                                 Solvency.  The Administrative Agent shall have received a certificate of the chief financial officer or, if none, the treasurer, controller, vice president (finance) or other responsible financial officer of the Parent Borrower certifying the solvency of the Parent Borrower and its Subsidiaries on a consolidated basis in customary form.

(q)                                 Cash Management.  The Administrative Agent shall be reasonably satisfied with the arrangements made by Puerto Ricancars and the Parent Borrower to comply with the provisions set forth in Section 4.14 hereof.

(r)                                    Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate pursuant to Section 7.2(f).

(s)                                  Patriot Act; KYC.  No later than two (2) days prior to the Closing Date, the Administrative Agent shall have received all documentation and other information about the Borrowers and the Guarantors that the Administrative Agent has reasonably determined is required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including without limitations the PATRIOT Act, and that the Administrative Agent has reasonably requested in writing at least five (5) days prior to the Closing.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2                                 Conditions to Each Other Extension of Credit.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including the initial Extension of Credit) is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)                                  Borrowing Notice.  With respect to any Borrowing, the Administrative Agent shall have received a notice of such Borrowing as required by Section 2.2 (or such notice shall have been deemed given in accordance with Section 2.2).

Each borrowing of Loans by any of the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date of such borrowing that the conditions contained in this Section 6.2 have been satisfied (including, to the extent provided herein, with respect to the initial Extension of Credit hereunder).

SECTION 7.  AFFIRMATIVE COVENANTS.

Each of the Borrowers hereby agrees that, from and after the Closing Date and so long as the Revolving Facility Commitments remain in effect, and thereafter until payment in full of the Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Note, each of the Borrowers shall and (except in the case of delivery of financial information, reports and notices) the Parent Borrower shall cause each of its Restricted Subsidiaries to:

7.1                                 Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)                                  as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Parent Borrower ending on or after December 31, 2011, a copy of the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of the Parent Borrower’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Parent Borrower’s obligation under this Section 7.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);

(b)                                 as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Parent Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Parent Borrower’s obligations under this Section 7.1(b) with respect to such quarter);

(c)           upon the occurrence of any Specified Default, and for so long as such Specified Default is continuing, as soon as available after any written request by the Administrative Agent to a Responsible Officer of the Parent Borrower, but in any event not later than the fifth Business Day after the 30th day following the end of each month, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such month (other than any month that is the last month of a fiscal quarter) and the related unaudited income statement of the Parent Borrower and its consolidated Subsidiaries for such month, setting forth in each case, in comparative form the figures for and as of the end of the corresponding month during the previous year;

(d)           all such financial statements delivered pursuant to Section 7.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to Section 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Section 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to Section 7.1(b), for the absence of certain notes);

(e)           prior to the consummation of a Puerto Ricancars Disposal Event, as soon as available, but in any event not later than 270 days following the end of each fiscal year of Puerto Ricancars ending after December 31, 2011, a copy of the consolidated balance sheet of Puerto Ricancars and its consolidated Subsidiaries as at the end of such year and the related consolidated statements income and retained earnings and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants not unacceptable to the Administrative Agent in its reasonable judgment; provided, that, if Puerto Ricancars shall not otherwise be required to prepare and deliver audited annual financial statements as described in the preceding sentence of this Section 7.1(e) to any Governmental Authority or any other party (for tax compliance purposes or any other purpose) for any fiscal year, Puerto Ricancars shall have no obligation to deliver such audited annual financial statements but shall instead, as soon as available, but in any event not later than 270 days following the end of each fiscal year of Puerto Ricancars ending after December 31, 2011, deliver a copy of the unaudited consolidated balance sheet of Puerto Ricancars and its consolidated Subsidiaries as at the end of such year and the related unaudited consolidated statements income and retained earnings and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, all certified by a Responsible Officer of Puerto Ricancars as being fairly stated in all material respects; and

(f)            all such financial statements delivered pursuant to Section 7.1(e) to be (and, if unaudited, certified by a Responsible Officer of Puerto Ricancars as being) complete and correct in all material respects in conformity with GAAP and to be (and, if unaudited, certified by a Responsible Officer of Puerto Ricancars as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2           Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           Reserved.

(b)           concurrently with the delivery of the financial statements and reports referred to in Sections 7.1(a) and (b) and (if applicable) 7.1(e), a certificate signed by a Responsible Officer of the Parent Borrower or Puerto Ricancars, as applicable, stating that, to the best of such Responsible Officer’s knowledge, the Parent Borrower or Puerto Ricancars and their respective Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate;

(c)           as soon as available, but in any event not later than the fifth Business Day following the 120th day after the beginning of fiscal year 2011 of the Parent Borrower, and the 90th day after the beginning of each fiscal year of the Parent Borrower thereafter, a copy of the annual business plan by the Parent Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Parent Borrower and its Subsidiaries) and including segment information consistent with customary past practices of the Parent Borrower, such practices subject to such adjustments as are reasonable in the good faith determination of the Parent Borrower, each such business plan to be accompanied by a certificate of a Responsible Officer of the Parent Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

(d)           within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Parent Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(e)           within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Parent Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(f)            not later than 5:00 P.M. (New York time) on or before the tenth Business Day of each Fiscal Period of the Parent Borrower and its Subsidiaries (or (i) more frequently as the Parent Borrower may elect or (ii) upon the occurrence and continuance of an Specified Default after a request by the Administrative Agent, not later than Wednesday of each week), a Borrowing Base Certificate, which shall be prepared as of the last Business Day of the preceding Fiscal Period of the Parent Borrower and its Subsidiaries (or (x) such other applicable date in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above) in the case of each subsequent Borrowing Base Certificate.  Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent; and

(g)           promptly, such additional financial and other information as any Agent or Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.1 or 7.2 may at the Parent Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s (or Holdings’ or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Parent Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Parent Borrower’s (or Holdings’ or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

7.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including taxes, except where (x) the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or any Restricted Subsidiary, as the case may be or (y) failure to so pay, discharge or otherwise satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

7.4           Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as conducted by the Borrowers and their Subsidiaries on the Closing Date, taken as a whole, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrowers and their Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to Section 8.2, provided that any Restricted Subsidiary shall not be required to preserve, renew or keep in full force and effect its corporate existence and the Parent Borrower and the Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all

Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5           Maintenance of Property, Insurance.  Keep all property useful and necessary in the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, all as determined in good faith by the Parent Borrower or such Restricted Subsidiary; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times the Administrative Agent and the other Secured Parties shall be named as additional insureds with respect to liability policies and the Domestic Collateral Agent and/or the PRUSVI Collateral Agent, as applicable, shall be named as loss payee with respect to the property insurance maintained by each Borrower with respect to the Facility Assets; provided that, unless a Specified Default shall have occurred and be continuing, the Domestic Collateral Agent and/or the PRUSVI Collateral Agent, as applicable, shall turn over to the applicable Borrower any amounts received by it as loss payee under any property insurance maintained by the Borrowers or their Subsidiaries and, unless a Specified Default shall have occurred and be continuing, the Domestic Collateral Agent and PRUSVI Collateral Agent agree that the Borrowers shall have the sole right to adjust or settle any claims under such insurance.

7.6           Inspection of Property; Books and Records; Discussions.  (a)  (i) In the case of the Parent Borrower, keep proper books of records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole; and (ii) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records (other than in respect of any Specified Proprietary & Confidential Information) and to discuss the business, operations, properties and financial and other condition of such entity and its Restricted Subsidiaries with officers of such entity and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.  Each Borrower shall keep records of its Vehicles constituting Facility Assets that are accurate and complete in all material respects and shall furnish (without duplication) the Administrative Agent with inventory reports respecting such Vehicles in form and detail reasonably satisfactory to the Administrative Agent at such times as the Administrative Agent may reasonably request.

(b)           At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Borrowers will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s premises, books, records, accounts, and Vehicles constituting Facility Assets so that the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations of the Facility Assets as the Administrative Agent may deem necessary or appropriate.  Unless an Event of Default exists, or if previously approved by Parent Borrower or its Restricted Subsidiary, no environmental assessment by the Collateral Agent may include any sampling or testing of the soil, surface water or groundwater.  The reasonable fees and out-of-pocket expenses of any such third party so engaged by the Administrative Agent incurred to conduct such field examinations and other verifications and evaluations shall be paid by the Loan Parties; provided that absent the existence and continuation of an Event of Default, such expenses shall not exceed $50,000 per year.  In addition, prior to the consummation of a Puerto Ricancars Disposal Event, the Administrative Agent or its agents shall be permitted to conduct additional collateral audits with respect to the Eligible PRUSVI Vehicles (including to confirm that the Eligible PRUSVI Vehicles are titled in the name of Puerto Ricancars or otherwise confirm ownership, to examine the registry of the Department of Transportation and Public Works of the Commonwealth in the Commonwealth of Puerto Rico and to examine financing statements filed in the commercial transactions registry of the Commonwealth of Puerto Rico State Department to confirm filings in the name of the PRUSVI Collateral Agent, in each case, to the extent applicable hereunder) and the reasonable fees and out-of-pocket expenses of any third party so engaged by the Administrative Agent shall be paid by the Loan Parties; provided that absent the existence and continuation of an Event of Default, such collateral audits at the expense of the Loan Parties shall be limited to no more than one (1) in any calendar year, and such expenses for such collateral audits with respect to the Eligible PRUSVI Vehicles shall not exceed $50,000 per year. All amounts chargeable to the applicable Borrowers under this Section 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Administrative Agent hereunder.

(c)           On or prior to June 30 of each year, commencing June 30, 2012, cause a nationally recognized firm of independent certified accountants (reasonably acceptable to the Administrative Agent, which may be the Parent Borrower’s accountants) to furnish a report to the Administrative Agent to the effect that such accountants have performed certain agreed upon procedures on a statistical sample of the certificates of title of the Eligible Vehicles designed to provide a ninety-five percent (95%) confidence level confirming that the Eligible Domestic Vehicles are titled in the name of the Parent Borrower and that, in the case of such Eligible Vehicles, the certificates of title thereof show a lien in the name of the Domestic Collateral Agent, with such exceptions thereto as shall be set forth in such report. The Parent Borrower shall be responsible for the reasonable cost of such report.

(d)           On or prior to June 30 of each year, commencing June 30, 2012, cause a nationally recognized firm of independent certified accountants (reasonably acceptable to the Administrative Agent, which may be the Parent Borrower’s accountants) to furnish a report to the Administrative Agent to the effect that such accountants have performed certain agreed upon procedures with respect to the calculations of (i) the Disposition Proceeds received by the applicable Borrower, from the sale or other disposition of all Eligible Risk Vehicles sold or otherwise disposed of during the calendar month ending immediately prior to such date, (ii) the respective Net Book Values of such Eligible Risk Vehicles as of such date of disposition and (iii)

the Market Values of such Eligible Risk Vehicles as of such date of disposition.  The Parent Borrower shall be responsible for the reasonable cost of such report.

7.7           Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, to the extent not otherwise disclosed in the public filings of the Parent Borrower under the Exchange Act, any (i) default or event of default under any Contractual Obligation (including with respect to lease obligations in connection with Special Purpose Financings) of the Parent Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Borrowers or any of their Subsidiaries and any Governmental Authority that in the case of either clause (i) or (ii) would reasonably be expected to have a Material Adverse Effect;

(c)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any default or event of default under any of the Indentures, the Existing ABL Facility Credit Agreement, or the Senior Term Credit Agreement or any default or Event of Default or amortization event under the U.S. ABS Program Documents;

(d)           to the extent not otherwise disclosed in the public filings of the Parent Borrower under the Exchange Act, as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation or proceeding affecting Holdings or any of its Restricted Subsidiaries or (prior to the consummation of a Puerto Ricancars Disposal Event) Puerto Ricancars or its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e)           the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower or any of its Subsidiaries knows thereof:  (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Borrowers or their Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrowers or any of their Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence after the Closing Date of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date;

(f)            Reserved;

(g)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, (i) any release or discharge by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any action taken or proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such action would not reasonably be expected to have a Material Adverse Effect; or

(h)           any event individually resulting in the loss, damage, or destruction to the Facility Assets in the amount of $10,000,000 or more, whether or not covered by insurance.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer of the applicable Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the applicable Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8           Environmental Laws.  (a)  (i)  Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries.  For purposes of this Section 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)           Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest could not reasonably be expected to give rise to a Material Adverse Effect.

7.9           Post-Closing Security Perfection.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, with respect to Accounts created by the Borrowers arising out of a sale of Eligible Program Vehicles, the Borrowers will not be required to deliver any Assignment Agreements (under and as defined in the Domestic Guarantee and Collateral Agreement or the PRUSVI Guarantee and Collateral Agreement, as applicable) until 60 days after the Closing Date (or such longer period as the Administrative Agent may agree, in its reasonable discretion).  With respect to Accounts created by the Borrowers arising out of a sale of Eligible Program Vehicles, the Borrowers will obtain the related Assignment Agreements (under and as defined in the Domestic Guarantee and Collateral Agreement or the PRUSVI Guarantee and Collateral Agreement) as promptly as is reasonably practicable for the applicable Borrower.   Notwithstanding anything to the contrary in Section 9, failure to satisfy any of the foregoing requirements will not constitute a breach or result in any Default or Event of Default under this Agreement; provided, that, any Accounts for which the requirements of the first sentence are not satisfied within the applicable time period shall be excluded from the Domestic Borrowing Base or PRUSVI Borrowing Base, as applicable, upon the expiration of the applicable time period and remain so excluded until such time as the applicable requirements are so satisfied.

7.10         Additional Agents.  If requested by the Required Lenders in accordance with the terms of Section 10.12, reasonably cooperate in the appointment of an Additional Agent and pay the reasonable fees and expenses of such Additional Agent.  Without limiting the foregoing, the Borrowers will provide the Additional Agent such access and information as is reasonably necessary to permit the Additional Agent to carry out its duties as described in Section 10.12.

7.11         Existing ABL Facility Event.  The Parent Borrower shall promptly, and in any event within two (2) Business Days, following a Responsible Officer’s obtaining knowledge of such occurrence, notify the Administrative Agent in writing of the occurrence of an Existing ABL Facility Event.

SECTION 8.  NEGATIVE COVENANTS.  Each of the Borrowers hereby agrees that, from and after the Closing Date and so long as the Revolving Facility Commitments remain in effect, and thereafter until payment in full of the Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Note, the Borrowers shall not and the Parent Borrower shall not permit any Restricted Subsidiary to, directly or indirectly:

8.1           Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of the Facility Assets or any Kansas Vehicles, whether now owned or hereafter acquired, except for the following (Liens described below are herein referred to as “Permitted Liens”; provided, however, that no reference to a Permitted Lien herein, including any statement or provision as to the acceptability of any Permitted Lien, shall in any way constitute or be construed so as to postpone or subordinate any Liens or other rights of the Agents, the Lenders or any of them hereunder or arising under any other Loan Document in favor of such Permitted Lien):

(a)           Liens for taxes, assessments and similar charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)           Liens with respect to outstanding motor vehicle fines, and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and relating to obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c)           Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;

(d)           pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(e)           Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(f)            Liens to secure the performance of (x) bids, contracts (other than for borrowed money), obligations for utilities, leases and statutory or regulatory obligations, or (y) performance, bid, surety, appeal, judgment, replevin and similar bonds, other suretyship arrangements, and other similar obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(g)           zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries taken as a whole;

(h)           Liens created pursuant to the LKE Program;

(i)            Liens in favor of third parties in connection with financing or other financial accommodations provided by such third parties, provided, that, (i) such liens shall not encumber any Facility Assets contained in the Total Borrowing Base or any proceeds thereof, (ii) all cash and other proceeds of any such Liens created in favor of such third parties shall be segregated in a manner reasonably acceptable to the Administrative Agent from all cash and other proceeds of Facility Assets contained in the Total Borrowing Base, (iii) such liens shall not encumber any Kansas Vehicles or proceeds thereof and (iv) with respect to each owner of Facility Assets, such liens shall not affect the Facility Assets owned by such owner (x) disproportionately by manufacturer or type of vehicle or (y) disproportionately by location of Facility Assets within a given territory;

(j)            Purchase money liens on vehicles in favor of the sellers of such vehicles, provided, that, such liens are discharged prior to or contemporaneously with such vehicles being included in the Total Borrowing Base; and

(k)           Liens created pursuant to the Security Documents.

8.2           Limitation on Fundamental Changes.  In the case of the Parent Borrower and, other than in connection with or following any Puerto Ricancars Disposal Event, Puerto Ricancars, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer, or otherwise dispose of, all or substantially all of its property, business or assets, except (x) any Borrower may be merged, consolidated or amalgamated with or into another Person if such Borrower is the surviving Person or the Person formed by or surviving such merger, consolidation or amalgamation (i) (A) in the case of the Parent Borrower is organized or existing under the laws of the United States, or any state, district or territory thereof or (B) in the case of Puerto Ricancars, is organized or existing under the laws of the Commonwealth of Puerto Rico or any municipality thereof or the United States or any state, district or territory thereof, and (ii) expressly assumes all obligations of such Borrower under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent, or (y) pursuant to any conveyance, sale, lease, assignment, transfer, license, abandonment or other disposal permitted by Section 8.3.

8.3           Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer, license, abandon or otherwise dispose (including, without limitation, in any sale-leaseback transaction) of any of the Facility Assets, whether now owned or hereafter acquired, to any Person, unless (a)

after giving pro forma effect thereto (including the application of the net proceeds thereof), (i) the Aggregate Lender Exposure outstanding to the Borrowers would not exceed the Total Borrowing Base, (ii) the Aggregate Lender Exposure outstanding to the Parent Borrower would not exceed the Domestic Borrowing Base and (iii) the Aggregate Lender Exposure outstanding to Puerto Ricancars would not exceed the PRUSVI Borrowing Base or (b) the net cash proceeds thereof are applied to repay the outstanding Revolving Credit Loans (without any corresponding reduction in the Revolving Facility Commitments).

8.4           Limitation on Lines of Business.   Enter into any business, either directly or through any Restricted Subsidiary or joint venture or similar arrangement, except for those businesses of the same general type as those in which Parent Borrower and its Subsidiaries are engaged on the Closing Date or which are reasonably related thereto and any business related thereto.

SECTION 9.  EVENTS OF DEFAULT.  If any of the following events shall occur and be continuing:

(a)           Any of the Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; provided, that, with respect to any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document relating to the validity or the perfection of any security interest of any Agent and/or Lenders in the Facility Assets (including any representation or warranty that relates to the calculation of the Domestic Borrowing Base or the PRUSVI Borrowing Base, as the case may be, or any component thereof) (x) created pursuant to the PRUSVI Guarantee and Collateral Agreement, or pursuant to the Cash Management System, such failure of such representation or warranty to be correct in any material respect shall not constitute an Event of Default hereunder if such Loan Party cures such incorrectness within 30 days after the earlier of (A) the date on which a Responsible Officer of the Parent Borrower becomes aware of such incorrectness and (B) the date on which written notice thereof shall have been given to the Borrowers by the Administrative Agent or the Required Lenders and (y) comprising Rental Car Vehicles registered or submitted for registration in State of Hawaii, such failure of such representation or warranty to be correct in any material respect shall not constitute an Event of Default hereunder if such Loan Party cures such incorrectness within 10 days after the earlier of (A) the date on which a Responsible Officer of the Parent Borrower becomes aware of such incorrectness and (B) the date on which written notice thereof shall have been given to the Borrowers by the Administrative Agent or the Required Lenders; or

(c)           Any Loan Party shall default in the observance or performance of any agreement contained in Sections 7.2(f) (after a three Business Day grace period or, if during the continuance of an Event of Default under Section 9(a) or (g), after a one Business Day grace period), 7.4 (with respect to maintenance of existence), 7.6(a)(ii) (after a two Business Day grace period), 7.6(b) (after a two Business Day grace period), 7.7(a) or Section 8 of this Agreement; provided that, in the case of a default in the observance or performance of its obligations under Section 7.7(a) hereof, such default shall have continued unremedied for a period of two days; and provided, further, that if (x) any such failure with respect to Sections 7.4 or 7.6 is of a type that can be cured within five Business Days and (y) such Default could not materially adversely impact the Lenders’ Liens on the Collateral and the negative pledge with respect to the Kansas Vehicles, taken as a whole, such failure shall not constitute an Event of Default for five Business Days after the occurrence thereof, so long as the Loan Parties are diligently pursuing the cure of such failure; or

(d)           Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9, and other than as expressly provided in this Agreement), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (A) the date on which a Responsible Officer of the Parent Borrower becomes aware of such default and (B) the date on which written notice thereof shall have been given to the Borrowers by the Administrative Agent or the Required Lenders; or

(e)           The Parent Borrower or any of its Restricted Subsidiaries shall (A) (i) default in (x) any payment of principal of or interest on any Indebtedness (including, without limitation, any Material Vehicle Lease Obligation, but excluding the Loans) in excess of $100,000,000 or (y) in the payment of any Guarantee Obligation (other than any Guarantee Obligations in respect of Brazilian Indebtedness) in excess of $100,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (including, without limitation, any Material Vehicle Lease Obligation, but excluding the Loans and excluding any Brazilian Indebtedness) or Guarantee Obligation (other than any Guarantee Obligation in respect of the Brazilian Indebtedness) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and (x) such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, (y) such default shall not have been remedied or waived by or on behalf of such holder or holders or beneficiary or beneficiaries, and (z) in the case of any such Indebtedness or Guarantee Obligation of any Foreign Subsidiary (but not, for the avoidance of doubt, Guarantee Obligations of the Parent Borrower or any Restricted Subsidiary that is a Domestic Subsidiary) such

Indebtedness or Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded (provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder) or (B) default in the observance or performance of any agreement or condition (other than as referred to in clause (A)(i) above) relating to any Material Vehicle Lease Obligation referred to in clause (A)(i) above, and the lessor thereunder or its permitted assignee shall have terminated such Material Vehicle Lease Obligation, and such termination shall have caused an “amortization event” (or similar event however denominated) under the Special Purpose Financing to which such Material Vehicle Lease Obligation relates provided, however, that, no Default or Event of Default shall be deemed to occur (i) if such default arises under the Existing Facilities and is a default based upon the breach of a financial covenant or financial covenants thereunder and such default is cured or waived by the holders of the applicable Existing Facilities, in each case prior to the earliest of (a) ten (10) Business Days after the occurrence of such default, (b) acceleration of the indebtedness under the applicable Existing Facility and (c) termination of the commitments under the applicable Existing Facility, (ii) if such default is a default based upon the breach of a negative covenant or negative covenants under the Existing Facilities or arises as a cross-default to the occurrence of a default under another facility, including any Material Vehicle Lease Obligation, and, in either case, such default is cured or waived by the holders of the applicable facility, in each case prior to the earliest of (a) twenty (20) Business Days after the occurrence of such default, (b) acceleration of the indebtedness or the occurrence of a “liquidation event of default” (or similar event however denominated) and the commencement of liquidation under the applicable facility and (c) termination of the commitments under the applicable facility, and (iii) in the case of any other default, until such time as any applicable grace period (not to exceed 30 days) has expired in accordance with the terms of the relevant facility agreements; or

(f)            Reserved; or

(g)           If (i) any Loan Party or any Material Subsidiaries of the Parent Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Parent Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Material Subsidiaries of the Parent Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Parent Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any Material Subsidiaries of the Parent Borrower shall take any corporate or other organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Material Subsidiaries of the Parent Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(h)           (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) (A) any failure to satisfy minimum funding standards (as defined in Section 302 or 303 of ERISA or Section 412 or 430 of the Code), whether or not waived, shall exist with respect to any Plan or (B) any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) of this Section 9(h), such event or condition, either individually or together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

(i)            One or more judgments or decrees shall be entered against the Parent Borrower or any Restricted Subsidiary involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j)            (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied (x) with respect to any Lien created by any PRUSVI Security Document or any Security Document entered into in connection with the Cash Management System, until the day that is 30 days after the earlier of (A) the date on which a Responsible Officer of the Parent

Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrowers by the Administrative Agent or the Required Lenders, (y) with respect to any Lien created by any Security Document granting an interest in any Rental Car Vehicles registered or submitted for registration in State of Hawaii, until the day that is 10 days after the earlier of (A) the date on which a Responsible Officer of the Parent Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrowers by the Administrative Agent or the Required Lenders and (z) with respect to any Lien on any other Collateral, for a period of 20 days; or

(k)           A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to any Borrower, automatically the Revolving Facility Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Parent Borrower, declare the Revolving Facility Commitments to be terminated forthwith, whereupon the Revolving Facility Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10.  THE AGENTS AND THE OTHER REPRESENTATIVES.

10.1         Appointment.  Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Domestic Collateral Agent and the PRUSVI Collateral Agent, those expressly set forth herein or in any other Loan Document, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.  Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or Affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent, the Domestic Collateral Agent and the PRUSVI Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective Affiliates).

10.2         Delegation of Duties.  In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for Borrowers or any of their respective Subsidiaries.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3         Exculpatory Provisions.  None of the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by any Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) for any failure of any Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any other Loan Party.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Agents for the account of or with copies for the Lenders, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower or any other Loan Party which may come into the possession of the Agents or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.4         Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Borrower), independent accountants and other experts selected by each Agent.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 11.6 and all actions required by such Section in connection with such transfer shall have been taken.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.  Each Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5         Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, any other Agent or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and each of the other Agents.  The Agents shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a); provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6         Acknowledgements and Representations by Lenders.  Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of any Borrowers or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender.  Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.  Each Lender acknowledges and agrees to comply with the provisions of Section 11.6 applicable to the Lenders hereunder.

10.7         Indemnification.  The Lenders agree to indemnify each Agent (or any Affiliate thereof) (to the extent not reimbursed by the Borrowers or any other Loan Party and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Facility Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Facility Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Revolving Facility Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(a)           Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(b)           The agreements in this Section 10.7 shall survive the payment of all Borrower Obligations and Guaranteed Obligations (each as defined in the Domestic Guarantee and Collateral Agreement).

10.8         Agents and Other Representatives in Their Individual Capacity.  Each Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower or any other Loan Party as though such Agent and the Other Representatives were not an Agent or the Other Representatives hereunder and under the other Loan Documents.  With respect to Loans made or renewed by them and any Note issued to them, each Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not an Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Agents and the Other Representatives in their individual Lender capacities.

10.9         Collateral Matters.  (a)  Each Lender authorizes and directs the Administrative Agent, the Domestic Collateral Agent and the PRUSVI Collateral Agent, as applicable, to enter into the Security Documents for the benefit of the Lenders and the other Secured Parties.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by any of the Agents or the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Each of the Agents is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.  The Domestic Collateral Agent or the PRUSVI Collateral Agent, as the case may be, may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents

(b)           The Lenders hereby authorize the Administrative Agent, the Domestic Collateral Agent and the PRUSVI Collateral Agent, as applicable, in each case at its option and in its discretion (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Revolving Facility Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with Section 8.3, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Section 11.1), (iv) in connection with the granting of Liens thereon in favor of another Person in compliance with Section 8.1(i) or (v) as otherwise may be expressly provided in the relevant Security Documents and (B) to subordinate any Lien on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.1.  Upon request by the Administrative Agent, the Domestic Collateral Agent or the PRUSVI Collateral

Agent, at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.9.

(c)           No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by a Borrower or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Section 10.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(d)           Each of the Domestic Collateral Agent and the PRUSVI Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

10.10       Successor Agent.

(a)           Subject to the appointment of a successor as set forth herein, the Administrative Agent, the Domestic Collateral Agent and the PRUSVI Collateral Agent may resign as Administrative Agent, Domestic Collateral Agent or PRUSVI Collateral Agent, respectively, upon 10 days’ notice to the applicable Lenders and the Parent Borrower, and if any such Agent (or any Affiliate thereof) is a Defaulting Lender, the Parent Borrower may, upon 10 days’ notice to such Agent, remove such Agent.  If the Administrative Agent shall resign or be removed as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, as applicable, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans.  If the Domestic Collateral Agent or the PRUSVI Collateral Agent shall resign or be removed as Domestic Collateral Agent or PRUSVI Collateral Agent under this Agreement and the other Loan Documents, as applicable, the duties, rights, obligations and responsibilities of such Agent hereunder, if any, shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by any Agent or any Lender.  After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  Additionally, after such retiring Agent’s resignation as such Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.

10.11                     Other Representatives.  None of the entities identified as bookrunners and lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

10.12                     Additional Agent.  If at any time GELCO Corporation dba GE Fleet Services is no longer Administrative Agent, the Domestic Collateral Agent and the PRUSVI Collateral Agent, the Required Lenders may appoint an additional agent (an “Additional Agent”) reasonably acceptable to the Borrowers to review the Borrowing Base Certificates, otherwise monitor the Facility Assets and advise the Administrative Agent, the Domestic Collateral Agent and the PRUSVI Collateral Agent with respect thereto and be prepared to dispose of Eligible Vehicles if so directed by the applicable Collateral Agent pursuant to the terms of the Loan Documents.

10.13                     Withholding Tax.  To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding tax to the Internal Revenue Service or any other Governmental Authority, or  the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

SECTION 11.  MISCELLANEOUS.

11.1                           Amendments and Waivers.  (a)  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 11.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent (and the Domestic Collateral Agent or the PRUSVI Collateral Agent, as applicable) may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent (or the Domestic Collateral Agent or the PRUSVI Collateral Agent, as applicable), as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)                                     reduce or forgive the amount or extend the scheduled date of maturity of any Loan or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Revolving Facility Commitment or change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby, subject to Sections 11.1(d) (it being understood that (x) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Revolving Facility Commitment of all Lenders shall not constitute an increase of the Revolving Facility Commitment of any Lender, and (y) that an increase in the available portion of any Revolving Facility Commitment of any Lender shall not constitute an increase in the Revolving Facility Commitment of such Lender);

(ii)                                  amend, modify or waive any provision of this Section 11.1(a) or reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders, or consent to the assignment or transfer by the Parent Borrower or Puerto Ricancars of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Section 8.2 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii)                               release Guarantors accounting for substantially all of the value of the Guarantee of the Obligations pursuant to the Security Documents, or all or substantially all of the Collateral, in each case without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document

(iv)                              require any Lender to make Loans having an Interest Period of longer than twelve months without the consent of such Lender;

(v)                                 amend, modify or waive any provision of Section 10 without the written consent of the then Agents directly and adversely affected thereby; or

(vi)                              increase the advance rates set forth in the definition of Domestic Borrowing Base or PRUSVI  Borrowing Base, or (except as contemplated by the proviso to clauses (a), (b) or (c) of the definition of “PRUSVI Borrowing Base”) make any change to the definition of “Domestic Borrowing Base” or “PRUSVI Borrowing Base” (by adding additional categories or components thereof), Eligible Accounts, Eligible Domestic Accounts, Eligible Domestic Program Vehicles, Eligible Domestic Risk Vehicles, Eligible Domestic Vehicles, Eligible PRUSVI Accounts, Eligible PRUSVI Program Vehicles, Eligible PRUSVI Risk Vehicles, Eligible PRUSVI Vehicles or Eligible Vehicles that would have the effect of increasing the amount of the Domestic Borrowing Base or PRUSVI  Borrowing Base or increase the maximum amount of permitted Agent Advances under Section 2.1(c) (which, when aggregated with all other Extensions of Credit made hereunder, shall under no circumstance exceed the Commitments) in each case, without the written consent of the Supermajority Lenders.

(b)                                 Any waiver and any amendment, supplement or modification pursuant to this Section 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)                                  Notwithstanding any provision herein to the contrary, (y) the Commitment of any Lender may be increased, and additional Commitments may be added, in each case as contemplated by Section 2.9, with the written consent of the Parent Borrower and the applicable Lender or Additional Commitment Lender, as applicable and (z) the Parent Borrower and the Administrative Agent may amend this Agreement without the consent of any Lender to cure any ambiguity, mistake, omission, defect or inconsistency, in each case without the consent of any other Person.  The Administrative Agent hereby agrees (if requested by the Parent Borrower) to execute any amendment referred to in this clause (c) or an acknowledgement thereof.

(d)                                 If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Section 11.1(a), the consent of each Lender or each affected Lender or the Supermajority Lenders, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Parent Borrower may, on notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other reasonable out-of-pocket costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of  this Agreement and/or the other Loan Documents; and provided, further, that all principal, interest and fees payable by the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) upon notice to the Administrative Agent, prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non-Consenting Lender, in whole or in part, subject to Section 4.12, without premium or penalty.  In connection with any such replacement under this Section 11.1(d), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

11.2                           Notices.  (a)  All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent the Domestic Collateral Agent and the PRUSVI Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrowers:	The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: Treasurer
Facsimile: 201-307-2324
Telephone: 201-307-2000

with copies to:	The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: General Counsel
Facsimile: 201-594-3122
Telephone: 207-307-2000

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: David A. Brittenham, Esq.
Facsimile: (212) 521-8813
Telephone: (212) 909-6215

The Administrative Agent/	GELCO Corporation d/b/a GE Fleet Services
the Domestic Collateral Agent/	c/o GE Corporate Financial Services
the PRUSVI Collateral Agent:	201 Merritt 7
Norwalk, Connecticut 06856-5201
Attention: Operations Site Leader-2nd Floor
Tel: 203-956-4146

Fax: 203-229-5788

with a copy to:	GELCO Corporation d/b/a GE Fleet Services
3 Capital Drive
Eden Prairie, Minnesota 55344
Attention: Loan Operations Leader
Tel: 952-828-1000
Fax: 952-903-8613

With (so long
as Bank of America N.A.
is a Lender) a copy to:	Bank of America, N.A.
225 Franklin Street
Boston, MA 02110
Attention: Hertz Portfolio Manager
Tel: 617-346-1196
Fax: 312-453-4415

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

(b)                                 Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer.

(c)                                  Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”).  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or an Issuing Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes (with the Parent Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

11.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4                           Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5                           Payment of Expenses and Taxes.  The Parent Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the  development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Revolving Facility Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Facility Assets, and (2) (i) the reasonable fees and disbursements of Latham & Watkins LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors of the Administrative Agent whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower,  (b) to pay or reimburse each Lender, the Arranger and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, the Arrangers and the Agents for, and hold each Lender, the Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Arranger, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower or any of its Subsidiaries or any of the property of the Parent Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Parent Borrower shall not have any obligation hereunder to the Administrative Agent, the Arranger, any other Agent or any Lender (or any Related Party thereof) with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of such Agent, Arranger or Lender (or any Related Party thereof), (ii) a material breach of the Loan Documents by, or any act or omission of, such Agent, Arranger or Lender (or any Related Party thereof), (iii) claims of any Indemnitee (or any Related Party thereof) solely against one or more Indemnitees (or any Related Party thereof) or disputes between or among Indemnitees (or any Related Party thereof) in each case except to the extent such claim is determined to have been caused by an act or omission by the Parent Borrower or any of its Subsidiaries or (iv) claims made or legal proceedings commenced against such Agent, the Arranger, or any such Lender (or any Related Party thereof) by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  No Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities.  All amounts due under this Section 11.5 shall be payable not later than 30 days after written demand therefor.  Statements reflecting amounts payable by the Loan Parties pursuant to this Section shall be submitted to the address of the Parent Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent.  Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Parent Borrower and Puerto Ricancars shall have no obligation under this Section 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority.  The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.  As used herein, “Related Party” means, with respect to any Person, or any of its affiliates, or any of the officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of any thereof, any of such Person, its affiliates and the officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of any thereof (other than, in each case, Holdings and its Subsidiaries and any of its controlling shareholders).

11.6                           Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Section 8.2, none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.6.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Revolving Facility Commitment and/or Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                              The Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 9(a) or (g) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Parent Borrower’s prior written consent shall be required for such assignment; and

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an affiliate of a Lender.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Facility Commitments or Loans, the amount of the Revolving Facility Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 9(a) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning:  “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Sections 4.10, 4.11, 4.12, 4.13, 4.14 and 11.5, and bound by its continuing obligations under Section 11.16).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 11.6.

(iv)                              The Borrowers hereby designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this Section 11.6, to maintain at one of its offices in New York, New York, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Facility Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii) of this Section 11.6 and any written consent to such assignment required by paragraph (b)(i) of this Section 11.6, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Parent Borrower.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              On or prior to the effective date of any assignment pursuant to this Section 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Parent Borrower marked “cancelled”.

Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this Section 11.6(b) would be entitled to receive any greater payment under Section 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Sections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under Section 9(a) or (g) has occurred and is continuing or the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)                                  (i)  Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations (other than to any Disqualified Lender) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Facility Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Parent Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that, to the extent of such participation such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 11.1(a) and (2) directly and adversely affects such Participant.  Subject to paragraph (c)(ii) of this Section 11.6, each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 4.10, 4.11, 4.12, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Section 11.7(a) as though it were a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Facilities or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Facility or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Facility or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)                                  No Loan Party shall be obligated to make any greater payment under Section 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation.  Any Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 4.11 unless such Participant complies with Section 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)                                 Notwithstanding any other provision of this Agreement to the contrary, any Lender, without the consent of the Parent Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower or Puerto Ricancars to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)                                    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b).  Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.  Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this Section 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error.  Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Section 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)                                 If the Parent Borrower wishes to replace the Loans or Revolving Facility Commitments with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Loans or reducing or terminating the Revolving Facility Commitments to be replaced, to (i) require the Lenders to assign such Loans or Revolving Facility Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 11.1.  Pursuant to any such assignment, all Loans and Revolving Facility Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Revolving Facility Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 4.12.  By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans or Revolving Facility Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7                           Adjustments; Set-off; Calculations; Computations.  (a)  If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Revolving Credit Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(g), or otherwise (except pursuant to Section 2.9, 4.4, 4.13(d), 11.1(d) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Revolving Credit Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 9(a) to set-off as appropriate and apply against any amount then due and payable under Section 9(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower.  Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8                           Judgment.  (a)  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction outside the United States, the Commonwealth of Puerto Rico or the U.S. Virgin Islands that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.8 being hereinafter in this Section 11.8 referred to as the “Judgment Conversion Date”).

(b)                                 If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment

Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)                                  The term “rate of exchange” in this Section 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

11.10                     Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11                     Integration.  This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12                     Governing Law.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.13                     Submission To Jurisdiction; Waivers.  (a)  Each party hereto hereby irrevocably and unconditionally:

(i)                                     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii)                                  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)                               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower the applicable Lender, the Arranger, the Administrative Agent, the Domestic Collateral Agent or the PRUSVI Collateral Agent, as the case may be, at the address specified in Section 11.2 or at such other address of which the Administrative Agent, the Domestic Collateral Agent, the PRUSVI Collateral Agent, the Arranger, any such Lender and any such Borrower shall have been notified pursuant thereto;

(iv)                              agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)                                 waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.13(a) any consequential or punitive damages.

(b)                                 Puerto Ricancars hereby agrees to irrevocably and unconditionally appoint The Hertz Corporation (the “New York Process Agent”), as its agent to receive on behalf of Puerto Ricancars and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this Section 11.13 and agrees promptly to appoint a successor New York Process Agent in The City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent.  The Hertz Corporation, has been appointed as the initial New York Process Agent.  In any action or proceeding in New York State or Federal court, service may be made on Puerto Ricancars by delivering a copy of such process to Puerto Ricancars in care of the New York Process Agent at the New York Process Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to Puerto Ricancars at its address specified in Section 11.2 with (if applicable) a copy to the Parent Borrower (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid).  Puerto Ricancars hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf.  As an alternate method of service, Puerto Ricancars irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to Puerto Ricancars by certified or registered air mail at its address specified in Section 11.2.  Puerto Ricancars agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  To the extent that Puerto Ricancars has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, Puerto Ricancars hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and any Note.

11.14                     Acknowledgements.  Each Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

11.15                     Waiver Of Jury Trial.  EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16                     Confidentiality.  (a) Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of the Parent Borrower, Puerto Ricancars or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of the Parent Borrower, Puerto Ricancars or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations that agrees to comply with the provisions of this Section pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Parent Borrower (such approval not to be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of the Parent Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this Section 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Parent Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder or under any Loan Document, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to any Borrower being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

(b)                                 Each Lender acknowledges that any such information referred to in Section 11.16(a), and any information (including requests for waivers and amendments) furnished by the Parent Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Parent Borrower, the other Loan Parties and their respective Affiliates or their respective securities.  Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17                     USA Patriot Act Notice.  Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.:  107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower and each Guarantor, which information includes the name of each Borrower and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act, and each Borrower agrees to provide such information (including information with respect to any Guarantor) from time to time to any Lender.

11.18                     Reserved.

11.19                     Several Liability, Postponement of Subrogation.  The obligations of the Borrowers hereunder and under the other Loan Documents shall be several and not joint or joint and several, and, as such, each Borrower shall be liable only for all of the such obligations of such Borrower under this Agreement and the other Loan Documents.  To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Section, in bankruptcy or in any other instance.

11.20                     Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:

PUERTO RICANCARS, INC.

By:	/s/ R Scott Massengill
Name:	R. Scott Massengill
Title:	Treasurer

THE HERTZ CORPORATION

By:	/s/ R Scott Massengill
Name:	R. Scott Massengill
Title:	Treasurer

[Signature Pages – Credit Agreement]

GELCO CORPORATION D/B/A GE FLEET SERVICES,
As Lender, Administrative Agent, Domestic Collateral Agent and PRUSVI Collateral Agent

By:	/s/ Michael Sandmann
Name:	Michael Sandmann
Title:	Senior Vice President

BANK OF AMERICA, N.A.,
As Lender

By:	/s/ Matthew T. O'Keefe
Name:	Matthew T. O'Keefe
Title:	Senior Vice President